SECOND AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT
(for HomeAmerican Mortgage Corporation)

dated as of September 20, 2024

among
U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Buyer,

THE OTHER BUYERS PARTY HERETO

and

HOMEAMERICAN MORTGAGE CORPORATION, as Seller

-i-

-ii-

-iii-

-iv-

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EXHIBITS AND SCHEDULES
Exhibit A        Form of Request/Confirmation
Exhibit B        Opinions Required for Opinion of Counsel to Seller
Exhibit C        Form of Compliance Certificate
Exhibit D        List of Subsidiaries of the Seller as of the Effective Date
Exhibit E        Form of Request for Increase
Exhibit F        Assignment and Assumption

Schedule AI        Approved Investors
Schedule BC        The Buyers’ Committed Sums
Schedule BP        List of Basic Papers
Schedule DQ        Disqualifiers
Schedule EL        Eligible Loans
Schedule 1.2        Account Numbers
Schedule 15.2(f)    Material Adverse Changes and Contingent Liabilities
Schedule 15.2(g)    Pending Litigation
Schedule 15.2(n)    Existing Liens
Schedule 15.3        Special Representations Relating to the Purchased Loans
Schedule 23        Buyers’ Addresses for Notice
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SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
    THIS SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT is made and entered into as of September 20, 2024, between and among HomeAmerican Mortgage Corporation, a Colorado corporation (the “Seller”), U.S. Bank National Association, as Agent and representative of itself as a Buyer and the other Buyers (the “Agent” and sometimes “U.S. Bank”), and the other Buyers, as defined in Section 1.2.
1.    The Seller, the Buyers, and the Agent are parties to an Amended and Restated Master Repurchase Agreement dated as of September 16, 2016 (as amended, restated, supplemented, or otherwise modified before the date hereof, the “Existing Agreement”).
2.    The Seller, the Buyers, and the Agent have agreed to amend and restate the Existing Agreement subject to the terms and conditions of this Agreement.
RECITALS
1    Applicability and Defined Terms.
1.1.    Applicability
. From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to the Agent on behalf of the Buyers, Eligible Loans on a servicing released basis against the transfer of funds by the Buyers, with a simultaneous agreement by the Buyers to transfer to the Seller such Eligible Loans at a date certain or on demand in the event of termination pursuant to Section 18.2 hereof, or if no demand is sooner made, on the Termination Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as hereinafter defined.
U.S. Bank has also agreed to provide a separate revolving swing line repurchase facility to initially and temporarily purchase Eligible Loans pending their purchase by all of the Buyers pursuant to this Agreement.
The parties hereby specifically declare that it is their intention that this Second Amended and Restated Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement,” which term includes the preamble above) and the purchases of Eligible Loans made pursuant to it (under both its regular and swing line provisions) are to be treated as repurchase transactions under the Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to the Buyers by virtue of sections 559, 561 and 562 of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Agent is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Seller’s Obligations under this Agreement.
The Buyers’ agreement to establish and continue the revolving repurchase facilities, and

U.S. Bank’s agreement to establish and continue such revolving swing line repurchase facility, are each made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Repurchase Documents, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.
1.2.    Defined Terms
. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Repurchase Documents have the meanings assigned to them below or elsewhere in this Agreement.
“Accepted Servicing Practices” means, with respect to any Mortgage Loan, (a) those mortgage loan servicing standards and procedures in accordance with all applicable state, local and federal laws, rules and regulations and (b)(i) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac, in each case as set forth in the Fannie Mae Servicing Guide or Freddie Mac Servicing Guide, as applicable, and in the directives or applicable publications of such agencies, as such may be amended or supplemented from time to time, or (ii) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, the servicing standards, procedures and practices the Seller uses with respect to its own assets as of the date of this Agreement, subject to reasonable changes.
“Additional Purchased Loans” means Eligible Loans transferred by the Seller to the Buyers pursuant to, and as defined in, Section 6.1(a).
“Adjusted Tangible Net Worth” means, as of any date, the sum of (a) all assets of the Seller and the Subsidiaries on a Consolidated basis, minus (b) the sum of (i) all Debt and all Contingent Indebtedness of the Seller and the Subsidiaries, and (ii) all assets of the Seller and the Subsidiaries that would be classified as intangible assets under GAAP, including, but not limited to, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges, but excluding Capitalized Servicing Rights, and (iii) receivables from Affiliates.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
Affiliate” means and includes, with respect to a specified Person, any other Person:
(a)    that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);
(b)    that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;

(c)    of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;
(d)    that, directly or indirectly through one or more intermediaries, is the beneficial owner of twenty percent (20%) or more of any class of equity securities — which does not include any MBS — of the specified Person; or
(e)    of which the specified Person is directly or indirectly the owner of twenty percent (20%) or more of any class of equity securities of the specified Person.
“Agency” means Ginnie Mae, Fannie Mae or Freddie Mac.
“Agent” is defined above.
“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions.
“Agreement” is defined in the Recitals.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Seller or its Subsidiaries, if any, from time to time concerning or relating to bribery or corruption.
“Approved eNote Investor” means Fannie Mae, Freddie Mac and any Approved Investor designated as such by the Agent in its discretion.
“Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by the Agent, without consent or approval of the Seller, by sending, including by means of electronic communication, to the Seller an updated Schedule AI and such updated Schedule AI will be deemed updated upon being sent by the Agent without further action by the Seller; provided, that (a) persons listed on Schedule AI shall be Approved Investors only with respect to the type(s) of Mortgage Loans for which they are specified as an “Approved Investor” on Schedule AI, and (b) if the Agent shall give written notice to the Seller of the Agent’s disapproval of any Approved Investor(s) named in the notice, the Approved Investor(s) so named shall no longer be (an) Approved Investor(s) from and after the time when the Agent sends that notice to the Seller or such later date as may be specified by the Agent in its sole discretion.
“Authoritative Copy” means, with respect to an eNote, the unique copy of such eNote that is located in the eVault, identified as such by the eVault Provider and subject to the Control of the Agent.

“Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement or the Custody Agreement on behalf of the Seller and as its act and deed. A list of Authorized Seller Representatives current as of the Effective Date has been provided to the Agent. The Seller will provide an updated list of Authorized Seller Representatives to the Agent and the Custodian promptly following each addition to or subtraction from such list, and the Agent, the Buyers and the Custodian shall be entitled to rely on each such list until such an updated list is received by the Agent and the Custodian.
“Backup Servicer” means USBHM or any other Person designated by the Agent, in its sole discretion, to act as a backup servicer of the Purchased Loans in accordance with Section 19.10.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” is defined in the Recitals.
“Basic Papers” means all of the Loan Papers that must be delivered to the Custodian (in the case of Dry Loans, prior to the related Purchase Date and, in the case of Wet Loans, on or before the seventh (7th) Business Day after the related Purchase Date) in order for any particular Purchased Loan to continue to have Market Value. Schedule BP lists the Basic Papers.
“Benchmark” is defined in Section 6.7.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System.
“Business Day” means any day when both (1) the Agent’s main branch in Denver, Colorado, is open for regular commercial banking business and (2) federal funds wire transfers can be made.

“Buyer” means U.S. Bank and such other Person from time to time party to this Agreement as a “Buyer.” Persons who are currently Buyers on any day shall be listed as Buyers in Schedule BC in effect for that day.
“Buyer Affiliate” means (a) with respect to any Buyer, (i) an Affiliate of such Buyer or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements in the ordinary course of its business and is administered or managed by such Buyer or an Affiliate of such Buyer and (b) with respect to any Buyer that is a fund which invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements, any other fund that invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements and is managed by the same investment advisor as such Buyer or by an Affiliate of such investment advisor.
“Buyer Party” is defined in Section 22.19(a).
“Buyers’ Margin Percentage” means:
(i)    for all Purchased Loans except Mortgage Loans (USBHM), Jumbo Mortgage Loans, Super Jumbo Mortgage Loans, High LTV Mortgage Loans, and Second Mortgage Loans (USBHM), ninety-eight percent (98%);
(ii)    for Mortgage Loans (USBHM), other than Second Mortgage Loans (USBHM), ninety-nine percent (99%);
(iii)    for Second Mortgage Loans (USBHM), ninety-eight percent (98%).
(iv)    for other Jumbo Mortgage Loans, ninety-five percent (95%);
(v)    for other Super Jumbo Mortgage Loans, ninety-five percent (95%); and
(vi)    for High LTV Mortgage Loans, ninety-three percent (93%).
Notwithstanding the foregoing, subject to the next sentence, for Conforming Mortgage Loans that are FHA-insured, the Buyers’ Margin Percentage shall, as of any date of determination, be as set forth in the table below based on the HUD Compare Ratio calculated as of the end of the most recent month for which the Seller has furnished the certificate required by Section 16.3(c):

HUD Compare Ratio	Buyers’ Margin Percentage
Less than or equal to 1.60 to 1.00	98%

Greater than 1.60 to 1.00 but less than or equal to 1.80 to 1.00	75%
Greater than 1.80 to 1.00 but less than or equal to 2.00 to 1.00	50%
Greater than 2.00 to 1.00	0%
Notwithstanding the foregoing, (a) any reduction to the Buyers’ Margin Percentage contemplated by the preceding sentence shall be made only at the option of the Agent exercisable on or after the first day following the delivery of the applicable certificate, and (b) if the Seller has not timely furnished the certificate required by Section 16.3(c) for any month, then, at the option of the Agent, until the first day following the delivery of such certificate for such month, the Buyers’ Margin Percentage for FHA-insured Conforming Mortgage Loans shall be calculated as if the HUD Compare Ratio were greater than 2.00 to 1.00.
“Capitalized Servicing Rights” means for any Person, all rights to service Mortgage Loans that would be capitalized under GAAP (regardless of whether such rights result from asset securitizations, whole loan sales or originations of Mortgage Loans).
“Cash Equivalents” means and includes, on any day:
(i)    any evidence of debt issued by the United States government or any agency thereof, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing ninety (90) days or less after that day;
(ii)    any certificate of deposit, time deposits, demand deposits or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Seven Hundred Fifty Million Dollars ($750,000,000), and maturing not more than ninety (90) days after that day; and
(iii)    money market and cash accounts and money market funds which are invested in investments of the types described above or in commercial paper maturing no more than 90 days from the date of creation thereof and which is rated at least “A-1” by Standard & Poor’s Corporation or at least “P-1” by Moody’s Investors Service, Inc.
“Central Elements” means and includes the value of a substantial part of the Purchased Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s and its consolidated Subsidiaries’ property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, taken as a whole, and such Person’s prospects of continuing in business as a going concern.
“Certified Copy” means a copy of an original Basic Paper or Supplemental Paper accompanied by (or on which there is stamped) a certification by an officer of either a title insurer or an agent of a title insurer (whether a title agency or a closing attorney) or, except where otherwise specified below, by an Authorized Seller Representative or an officer of the Servicer (if other than the Seller) or Subservicer of the relevant Mortgage Loan, that such copy is a true copy of the original and (if applicable) that the original has been sent to the appropriate governmental filing office for recording in the jurisdiction where the related Mortgaged Premises are located. Each such certification shall be conclusively deemed to be a representation and warranty by the certifying officer, agent, Authorized Seller Representative or officer of the relevant Servicer or Subservicer, as applicable, to the Agent, the Buyers and the Custodian upon which each may rely.
“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date. Without limiting the foregoing, for purposes of Sections 6.4, 6.5 and 6.7, the term “Change in Law” shall include (i) all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.
“Change of Control” in respect of the Seller means (a) the occurrence of Parent not owning directly, or indirectly, all of the issued and outstanding ownership interests of the Seller, or (b) any of the following circumstances: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, which, for the avoidance of doubt, excludes any Person that holds any equity interests of Parent solely in a capacity as a trustee), directly or indirectly, of equity interests of the Seller representing 20% or more of the combined voting power of all equity interests of Parent entitled to vote in the election of directors; or (ii) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of Parent ceasing for any reason to constitute a majority of the Board of Directors of Parent (other than by reason of death, disability or scheduled retirement); or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, beneficial ownership (which, for the avoidance of doubt, excludes any Person that holds any equity interests of Parent solely in a capacity as a trustee) of equity interests of Parent representing 20% or more of the combined voting power of all equity interests of Parent entitled to vote in the election of directors.
“Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Commitment” means, for each Buyer, its commitment under Section 2.1, subject to reduction as described in Section 2.5 or increase as described in Section 2.6, to fund its Funding Share of Transactions, limited to such Buyer’s Committed Sum.
“Committed Sum” means, for any day, the maximum total amount a Buyer is committed to fund for the purchase from the Seller of Eligible Loans on a revolving basis pursuant to this Agreement, on its terms and subject to its conditions. From the Effective Date of this Agreement through the Termination Date or such other date (if any) when all or any of them is changed by operation of the provisions of any agreement or Legal Requirement, the Committed Sums for the Buyers are as set forth on Schedule BC, as it may be amended and restated from time to time.
“Conforming Mortgage Loan” means a conventional first priority residential Single-family Loan that is either (i) FHA insured (including FHA insured Mortgage Loans that are high balance Mortgage Loans with required down payment levels), (ii) VA guaranteed (including VA insured Mortgage Loans that are high balance Mortgage Loans with required down payment levels), (iii) guaranteed or provided under the USDA Rural Development program, (iv) eligible for sale to an Approved Investor in conjunction with a state or municipal housing bond program, (v) a conventional Mortgage Loan that fully conforms to all Agency underwriting and other requirements and excluding expanded criteria loans as defined under any Agency program, or (vi) any related MBS.
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries.
“Contingent Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (b) all obligations of such Person under any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness or other obligations of any other Person in any matter, whether directly or indirectly, contingently or absolutely, in whole or in part, (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof and (d) any liability of such Person or any Affiliate thereof in respect of unfunded vested benefits under in any ERISA Plan, in each case excluding any such liabilities or obligations that constitute Debt; provided, that Contingent Indebtedness shall not include Seller’s obligations on Permitted Letters of Credit.
“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN. Unless the Agent determines otherwise, any party designated in the MERS eRegistry as the Controller has Control of the eNote.
“Control Failure” means with respect to an eNote, (i) the Agent shall not be designated as the Controller of such eNote in the MERS eRegistry by the Controller Status Transfer Deadline, (ii) the eVault shall have released the Authoritative Copy of an eNote without the prior direction of the Agent, or (iii) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custody Agreement.
“Controller” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”.
“Controller Status Transfer Deadline” means one (1) Business Day after the Purchase Date.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with the Seller’s and its Subsidiaries’ operations and not for speculative purposes.
“Custodian” means U.S. Bank, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement acceptable to the Agent.
“Custodian’s Fees” are the fees to be paid by the Seller to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Buyers and the Agent provided for in this Agreement.
“Custody Agreement” means the Amended and Restated Custody Agreement dated [August [_], 2024], among the Agent, the Seller and U.S. Bank, as Custodian, as it may be supplemented, amended or restated from time to time.
“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.
“Daily Reset Term SOFR Rate” means the greater of (a) zero and (b) the one-month forward-looking term rate based on SOFR quoted by the Agent from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (“Term SOFR”), which shall be that one-month Term SOFR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day.
“Daily Simple SOFR” means a daily rate based on SOFR and determined by the Agent in accordance with the conventions for such rate selected by the Agent.
“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):
(a)    all of that Person’s debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of that Person’s balance sheet for that day;
(b)    all of that Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services, except that non-recourse MBS Debt arising out of transactions structured to qualify for GAAP sale treatment shall be excluded;
(c)    all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire but excluding Seller’s obligations on Permitted Letters of Credit;
(d)    obligations of that Person under repurchase agreements, reverse repurchase agreements, mortgage warehouse lines of credit, sale/buy-back agreements or like arrangements;
(e)    all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining that Person’s net worth and to the extent that such debt is less than or equal to the net book value of such property; and
(f)    net payment obligations of that Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement whether entered into for hedging or speculative purposes;
provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.
“Default Pricing Rate” means, on any day and with respect to any Transaction, a rate per annum equal to the otherwise applicable Pricing Rate plus four percent (4.0%) per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.
“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers” of the Agent, who in such capacity is authorized by the Agent to perform certain MERS eRegistry transactions on behalf of the Agent, such as a Transfer of Control or a Transfer of Location.
“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Repurchase Document.
“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.
“Dry Loan” means an Eligible Loan originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Basic Papers have been delivered (or in the case of an eNote, satisfying the eNote Delivery Requirements) to the Custodian.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means August [_], 2024.
“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” means “Record” and “Electronic Record,” both as defined in UETA or E-SIGN, as applicable, and shall include, but not be limited to, recorded telephone conversations, fax copies or electronic transmissions. With respect to an eMortgage Loan,

“Electronic Record” means the related eNote and all other documents comprising the Mortgage Loan Transmission File electronically created and that are stored in an electronic format, if any.
“Electronic Signature” has the meaning set forth in E-SIGN.
“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Agent, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Agent, as it may be supplemented, amended, restated or replaced from time to time.
“Eligible Loans” is defined on Schedule EL.
“eMortgage Loan” means a Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Basic Papers and Records may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” means, with respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is an Authoritative Copy.
“eNote Delivery Requirement” has the meaning assigned to such term in Section 3.1(a)(2) hereof.
“Equity Interests” means all shares, interests, participations, or other equivalents, however designated, of or in a corporation, a limited liability company, a general partnership, a limited liability partnership, or a limited partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, preferred stock, and warrants, rights, or options to purchase any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible or exchangeable for any of the foregoing Equity Interests prior to the conversion of such debt securities.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.
“ERISA Affiliates” means all members of the group of corporations and trades or businesses (whether or not incorporated) that, together with the Seller, are treated as a single employer under Section 414 of the Code.
“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by the Seller or any ERISA Affiliate with respect to which the Seller has a fixed or contingent liability.
“Erroneous Payment” is defined in Section 22.19(a).
“Escrow Account” means the Escrow Account established by the Seller with a bank satisfactory to the Agent under Section 8, and subject to the control of the Agent into which amounts paid for escrow accumulation under Purchased Loans are paid for purposes of paying taxes, insurance and other appropriate escrow charges.
“E-SIGN” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“eVault” means an electronic repository identified by the Agent and established and maintained by an eVault Provider for delivery and storage of eNotes. eNotes held in the eVault shall be registered on, and subject to, the MERS eRegistry
“eVault Provider” means eOriginal, Inc., or its successor in interest or assigns, or such other entity designated by Agent.
“Event of Default” is defined in Section 18.1.
“Event of Insolvency” means:
(a)    the Seller, MDC Holdings, Inc., or a material Subsidiary has commenced as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, delinquency, arrangement, readjustment of debt, liquidation, dissolution, or similar Law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under such Law, or petitions for, causes or consents to the appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller, MDC Holdings, Inc., or a material Subsidiary or any substantial part of its property, or an order for relief is entered under the Bankruptcy Code; or any of the Seller’s, the MDC Holdings, Inc.’s, or a material Subsidiary’s property is sequestered by court or administrative order; or the convening by the Seller, MDC Holdings, Inc., or a material Subsidiary of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election;
(b)    the commencement of any such case or proceeding against the Seller, MDC Holdings, Inc., or any material Subsidiary, or another Person’s seeking an appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller, MDC Holdings, Inc., or a material Subsidiary or any substantial part of its property, or the filing against the Seller, MDC Holdings, Inc., or a material Subsidiary of an application for a protective decree under the provisions of SIPA which (i) is consented to or not timely contested by the Seller, MDC Holdings, Inc., or such material Subsidiary, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect or (iii) is not dismissed within sixty (60) days;
(c)    the making by the Seller, MDC Holdings, Inc., or a material Subsidiary of a general assignment for the benefit of creditors; or

(d)    the admission by the Seller, MDC Holdings, Inc., or a material Subsidiary of its inability, or intention not, or the inability of the Seller, MDC Holdings, Inc., or a material Subsidiary, to pay its debts as they become due.
“Excluded Taxes” means, in the case of each Buyer and the Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Buyer or the Agent is incorporated or is organized or in which its principal executive office or applicable funding office is located, (ii) in the case of a Non-U.S. Buyer, any withholding tax that either (x) is imposed on amounts payable to such Non-U.S. Buyer pursuant to the laws in effect at the time such Non-U.S. Buyer becomes a party to this Agreement (except in each case to the extent that, pursuant to Section 7.1, amounts with respect to such Taxes were payable to such Buyer’s assignor immediately before such Buyer became a party hereto) or (y) is attributable to the Non-U.S. Buyer’s failure to comply with Section 7, and (iii) any U.S. federal withholding taxes imposed by FATCA.
“Facility Fee” is defined in Section 9.1.
“Fannie Mae” means the Federal National Mortgage Association and any successor.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the greater of (a) zero (0.0%) percent, and (b) a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Minneapolis on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.
“Fee Letter” means the Fee Letter from the Agent to the Seller dated [August [_], 2024], as it may be further amended, restated or otherwise modified from time to time.
“FHA” means the Federal Housing Administration and any successor.
“FHA Loans” means Mortgage Loans originated under the FHA single family mortgage insurance program.
“FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Seller (for purposes of this Agreement and the Transactions) has been specifically approved in writing by the Agent.

“File” means a file in the possession of the Custodian or its designee (other than the Seller or an Affiliate of the Seller) containing all of the Loan Papers for the relevant type of Mortgage Loan.
“Financial Statements” is defined in Section 15.2(f).
“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act of 1989.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.
“Funding Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described in Schedule 1.2 into which the Agent may transfer funds (funds paid by the Buyers as Purchase Price) and from which the Agent is authorized to disburse funds at Seller’s direction for the funding of Transactions. The Funding Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and shall be subject to the control of the Agent.
“Funding Share” means, for each Buyer, that proportion of the sum of the original Purchase Prices for the Eligible Loans to be purchased in a Transaction that bears the same ratio to the total amount of such sum as that Buyer’s Committed Sum bears to the Maximum Aggregate Commitment.
“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) that materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Required Buyers regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Agent, or by the Agent or the Required Buyers to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that neither the Agent nor any of the Buyers shall be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Agent has not declared in writing to have been cured or waived.
“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.
“Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy.
“Hash Value” means, with respect to an eNote, the unique tamper-proof digital signature of such eNote that is stored with MERS.
“Hedge Agreement” means an Interest Rate Protection Agreement, a Currency Agreement or a forward sales agreement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.
“High LTV Mortgage Loan” means a Mortgage Loan that is a first-priority Single-family Loan that (i) is originated in compliance with, and fully conforms to all underwriting criteria applicable to VA Interest Rate Reduction Refinance Loan (“IRRRL”) program, or (ii) is FHA insured, VA guaranteed or guaranteed or provided under the USDA Rural Development program and has a loan-to-value ratio in excess of one hundred percent (100%) but not greater than one hundred and five percent (105%), calculated after giving effect to any mortgage insurance, guaranty or funding fees. Advance rates may be based upon unpaid principal balance.
“HUD” means the U.S. Department of Housing and Urban Development and any successor.
“HUD Compare Ratio” means the ratio of (a) the percentage of Seller’s Mortgage Loan originations under the FHA single family mortgage insurance program that were seriously delinquent or were claim terminated in the first two years after origination to (b) the percentage of all Mortgage Loan originations under the FHA single family mortgage insurance program that were seriously delinquent or were claim terminated in the first two years after origination, in each case nationally for all types of loans and periods of default, determined as set forth on HUD’s Neighborhood Watch/Early Warning System website (https://entp.hud.gov/sfnw/public/).
“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Eligible Loan on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.
“Income Account” means a demand deposit account established by the Seller with a bank satisfactory to the Agent under the provisions of Section 8, which shall be subject to the control of the Agent.
“Indemnified Liabilities” is defined in Section 20.2.
“Indemnified Parties” is defined in Section 20.2.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Repurchase Document, other than Excluded Taxes and Other Taxes.
“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Seller and a financial institution and is reasonably acceptable to the Agent.
“Investment” shall have the meaning given in Section 17.5.
“Investor Commitment” means an unexpired written commitment held by the Seller from an Approved Investor to buy Purchased Loans, and that specifies (a) the type or item(s) of Purchased Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.
“Jumbo Mortgage Loan” means a conventional Mortgage Loan secured by a first Lien Mortgage that would otherwise be eligible for Agency sale with respect to documentation as to income and asset values, except that the Purchase Value is more than the maximum Agency loan amount but not more than One Million Five Hundred Thousand Dollars ($1,500,000).
“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.
“Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them) of any Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.)

“Liquidity” means the Seller’s unencumbered and unrestricted cash and Cash Equivalents plus the amount by which the aggregate Purchase Value of all Purchased Loans at such time exceeds the aggregate Purchase Price outstanding for all Open Transactions at such time.
“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its lien and lien priority for such Purchased Loan, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Agent (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.
“Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical, electronic or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.
“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Margin Call” is defined in Section 6.1(a).
“Margin Deficit” is defined in Section 6.1(a).
“Margin Excess” is defined in Section 6.1(b)
“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.

“Market Value” means what the Agent determines as the market value of any Purchased Loan, using a commercially reasonable methodology that is, in their sole discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, without reference to Hedge Agreements or Investor Commitments. The Agent’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.
“Master Servicer Field” means, with respect to an eNote, the field entitled, “Master Servicer” in the MERS eRegistry.
“Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day, as it may be decreased under Section 2.5 or increased under Section 2.6.
“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.
“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.
“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.
“MERS eRegistry” means the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.
“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.
“MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.
“Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the laws of the U.S. jurisdiction where the real property covered by such Mortgage is located to give record notice of the assignment of such Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).
“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (a) all Loan Papers or other loan documents, files and records of the lender or mortgagee for such loan, (b) the monthly payments, any prepayments, insurance and other proceeds, (c) all Servicing Rights related to such loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims (including, without limitation, REO) in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.
“Mortgage Loans (USBHM)” means Mortgage Loans covered by an Investor Commitment issued by USBHM and designated by Seller for sale to USBHM under such Investor Commitment.
“Mortgage Loan Transmission File” means a file containing all information concerning each Mortgage Loan required by the “Record Layout,” as defined and provided for in (and attached as an exhibit to) the Custody Agreement, one of which shall be delivered by the Seller to each of the Custodian and the Agent for each Purchased Loan on its Purchase Date, both by electronic, computer readable transmission in accordance with such Record Layout and, in the event such electronic transmission is not possible, by faxing a hard copy thereof to each of the Custodian and the Agent.
“Mortgage Note” means a promissory note secured by a Mortgage.
“Mortgaged Premises” means the Property securing a Mortgage Loan.
“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Seller or any of the Seller’s Subsidiaries.
“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Non-U.S. Buyer” means a Buyer that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Nonfunding Buyer” is defined in Section 3.9.
“Notices” is defined in Section 23.
“Obligations” means all of the Seller’s present and future obligations and liabilities under this Agreement or any of the other Repurchase Documents, whether for Repurchase Price, Price Differential, Margin Call, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Officer’s Certificate” means a certificate executed on behalf of the Seller or another relevant Person by its (or if it is a partnership, its general partner’s) Board of Directors’ Chairman (or if it is a limited liability company, one of its managers), president, vice president-finance, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller or such other officer as shall be acceptable to the Agent.
“Open Transaction” means a Transaction in which the Buyers have purchased and paid for the related Purchased Loans but the Seller has not repurchased all of them, such that the remaining Purchased Loans not repurchased by the Seller of the subject Transaction would be an Open Transaction.
“Operating Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described on Schedule 1.2, subject to a control agreement in favor of the Agent and from which the Agent is authorized pursuant to Section 3.6 to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day. The Operating Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and, upon the occurrence and during the continuance of a Default or Event of Default, the Agent may also terminate the Seller’s right to withdraw, or direct the payment of funds in the Operating Account until the Obligations have been paid in full.
“Organizational Documents” means as to any Person other than a natural Person, its articles or certificate of incorporation, organization, limited partnership or other document filed with a Governmental Authority evidencing the organization of such entity and any bylaws, operating agreement or other governance document governing the rights of the holders of the ownership interests in such Person.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.
“Parent” means, from and after the Sekisui House Transaction, Sekisui House, Ltd., a Japanese kabushiki kaisha.
“Participant” is defined in Section 22.17(a).
“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, codified as 31 U.S.C. Section 5318)), as amended from time to time, and any successor statute.
“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a

Purchased Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against such Mortgaged Premises; (v) with respect to Purchased Loans which are Second Mortgage Loans (USBHM), first lien Mortgage Loans secured by the same Mortgaged Premises; and (vi) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.
“Permitted Letters of Credit” means the letters of credit described on a list to be provided to Agent upon request, and similar letters of credit issued by Seller after such date provided they are reported pursuant to Section 16.5(h) with the financial statements for the month in which they are issued.
“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of them.
“Plan” means an employee pension benefit plan of a type described in Section 3(2) of ERISA and that is subject to Title IV of ERISA in respect of which the Seller is an “employer” as defined in Section 3(5) of ERISA.
“Plan Party” is defined in Section 32.1.
“Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by multiplication of the Pricing Rate for each day by the Purchase Price for such Transaction, based on a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Determination Date, reduced by any such amount previously paid by the Seller to the Agent (for Pro Rata distribution to the Buyers) with respect to such Transaction.
“Pricing Rate” means the Daily Reset Term SOFR Rate plus the SOFR Margin (or, if applicable, the alternate rate determined under Section 6.7) or the Default Pricing Rate, as determined under this Agreement.
“Prime Rate” means at any time of any determination thereof, the greater of (i) zero percent (0.0%) and (ii) the rate per annum that is most recently publicly announced by U.S. Bank as its “Prime Rate,” which may be a rate at, above or below the rate at which U.S. Bank lends to other Persons. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any Pricing Rate based on the Prime Rate shall be adjusted as of the effective date of each change in the Prime Rate.
“Principal Balance” means, for any day, the advanced and unpaid principal balance of a Purchased Loan on that day.
“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act, including without limitation 12 U.S.C. 5512, (c) the federal regulations at 12 C.F.R. Part 1016, (d) the Interagency Guidelines Establishing Information Security Standards at 12 C.F.R. Appendix B to Part 30, and (e) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.
“Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Purchased Loans. On any day, the Buyers will each own an undivided fractional ownership interest in and to each Purchased Loan:
(a)    if the Commitments of the Buyers are outstanding on that day, (i) whose numerator is that Buyer’s Committed Sum for that day and (ii) whose denominator is the Maximum Aggregate Commitment for that day; or
(b)    if the Commitments have expired or have been terminated and have not been reinstated, (i) whose numerator is the aggregate sum of the portions of the Purchase Prices paid by that Buyer in all Transactions outstanding on that day and (ii) whose denominator is the aggregate sum of the Purchase Prices paid by all Buyers in all such Transactions outstanding on the day;
subject to adjustment pursuant to Section 3.9.
“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Mortgage Loans.
“Purchase Date” means, for any Transaction, the date on which the Seller is to convey the subject Purchased Loans to the Buyers.
“Purchase Price” means (a) on the relevant Purchase Date, the price at which the Purchased Loans in a Transaction are sold by the Seller to the Buyers, such price being the Purchased Loans’ initial Purchase Value, and (b) thereafter, except where the Agent and the Seller agree otherwise, such Purchased Loans’ Purchase Value decreased by the amount of any cash transferred in respect of such Purchased Loans (as determined by the Agent) by the Seller to the Agent pursuant to Sections 3.4 and 6.1 (absent manifest error, the Agent’s determination of for which Transaction(s) cash was transferred by the Seller to the Agent shall be conclusive and binding).
“Purchase Price Decrease” means a reduction in the outstanding Purchase Price for Purchased Loans without a termination of a Transaction or portion thereof as described in Section 3.4(d).
“Purchase Value” means the lesser of (a) (i) the Buyers’ Margin Percentage for a Purchased Loan multiplied by (ii) the least of:
(A)    the face principal amount of the related Mortgage Note;
(B)    the unpaid Principal Balance of such Purchased Loan;
(C)    the price to be paid for such Purchased Loan under an Investor Commitment or the weighted average price under unused Investor Commitments into which such Purchased Loan is eligible for delivery; and
(D)    the Seller’s origination or acquisition price for such Purchased Loan.
and, (b) at the discretion of the Agent, ninety-five percent (95%) of the Market Value of such Purchased Loan; provided, that (i) except for purposes of calculating Liquidity, the Purchase Value for Purchased Loans in excess of the sublimits set forth in Section 4.2 shall be zero, and (ii) the Purchase Value for any Purchased Loan that is not an Eligible Loan shall be zero.
“Purchased Loans” means the Eligible Loans sold by the Seller to the Buyers in Transactions, and any Eligible Loans substituted therefor in accordance with Section 11. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6.1.
“Purchased Loans Curtailment Report” means a written report from the Seller to the Agent, attached to the compliance certificate in the form of Exhibit C, listing Purchased Loans on which an unscheduled principal payment, prepayment or reduction of more than an amount equal to one regularly scheduled principal and interest installment payment was made in the preceding month, and their resulting new Principal Balances.
“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:
(1)    all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;
(2)    all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;
(3)    all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guaranties, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, intercreditor agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;
(4)    all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any Buyer or securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;
(5)    all rights under every Hazard Insurance Policy relating to real estate securing a Purchased Loan for the benefit of the creditor of such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the property securing payment of any of the Purchased Loans or covered by any related instrument;
(6)    all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans;
(7)    all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyers’ Agent and the Buyers acknowledge that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers); and
(8)    all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks,” and being Purchased Loans’ proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Purchased Loan), but that are instead being held by the Seller or by a third party escrow agent pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“Recourse Servicing” means Servicing Rights under a Servicing Agreement with respect to which the Servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.
“Register” is defined in Section 22.17(c).
“Regular Transaction” means a Transaction funded by all Buyers, rather than by U.S. Bank under the Swing Line.
“Regulation T” means Regulation T promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 220, or any other regulation when promulgated to replace the prior Regulation T and having substantially the same function.
“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.
“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any other regulation when promulgated to replace the prior Regulation X and having substantially the same function.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“REO” means real property improved by a one- through four-family residence owned following judicial or nonjudicial foreclosure (or conveyance by deed in lieu of foreclosure) of a Mortgage securing a Single-family Loan.
“Repurchase Date” means the date on which the Seller is to repurchase Purchased Loans from the Buyers, being the earlier of (a) the date when the Approved Investor is to purchase such Purchased Loans, and (b) any date determined by application of the provisions of Section 3.4 or 18.
“Repurchase Documents” means and includes this Agreement, the Custody Agreement, any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.
“Repurchase Price” means the price at which Purchased Loans are to be resold by the Buyers to the Seller upon termination of a Transaction (including Transactions terminable upon demand), which will be determined in each case as the sum of (x) the Purchase Price and (y) the Price Differential as of the date of such determination.
“Repurchase Settlement Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described on Schedule 1.2, to be used for (a) the Agent’s and the Buyers’ deposits of Purchase Price payments for Purchased Loans (including any Swing

Line Purchases) to the extent not deposited directly in the Funding Account, (b) any principal payments received by the Agent or the Custodian (other than regular principal and interest payments) on any Purchased Loans; (c) the Agent’s deposit of Repurchase Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyers and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Agent (acting with the requisite consent of the Buyers as provided in this Agreement) and (ii) no Event of Default has occurred unless the Agent has declared in writing that it has been cured or waived, transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Repurchase Settlement Account is (and shall continuously) constitute collateral for the Obligations. The Repurchase Settlement Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers. The Repurchase Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent (acting with the requisite consent of the Buyers as provided herein), although under the circumstances described in clause (d) of the preceding sentence and subject to the conditions specified in that clause, the Agent shall use diligent and reasonable efforts to cause amounts in excess of the applicable Repurchase Prices that are deposited to the Repurchase Settlement Account before 3:00 PM on a Business Day to be transferred to the Operating Account on that same Business Day or on the Business Day thereafter when the Agent next determines the Buyers’ Pro Rata shares of such Purchase Price payment amounts or Repurchase Prices received.
“Request/Confirmation” means letters substantially in the form of Exhibit A, delivered pursuant to Section 3.1 and their related Mortgage Transmission Files.
“Required Buyers” means, for any day, Buyers (a) whose Commitments comprise at least sixty-six and two-thirds percent (66-2/3%) of the Maximum Aggregate Commitment under this Agreement, or (b) who own at least sixty-six and two-thirds percent (66-2/3%) of the Purchased Loans owned by the Buyers on that day if on or before that day the Commitments have expired or have been terminated and have not been reinstated.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Second Mortgage Loan (USBHM)” means a second priority Mortgage Loan that (a) is subject to no prior or superior mortgage, deed of trust or other security deed in the land and interests in real property covered by such second mortgage, other than a first priority Mortgage which secures a Mortgage Loan that is (i) a conventional mortgage loan that fully conforms to all Agency underwriting and other requirements, excluding expanded criteria loans as defined under any Agency program, (ii) FHA insured or (iii) VA guaranteed, and (b) is underwritten in accordance with USBHM guidelines, covered by an Investor Commitment issued by USBHM and designated by Seller for sale to USBHM under such Purchase Commitment.
“Sekisui House Transaction” means the transaction which closed April 19, 2024, by which Clear Line, Inc., merged into M.D.C. Holdings, Inc., with M.D.C. Holdings, Inc. being the surviving entity and wholly owned subsidiary of SH Services, LLC, which is the wholly owned subsidiary of SH Residential Holdings, LLC, which is the wholly owned subsidiary of Sekisui House US Holdings, LLC, which is the wholly owned subsidiary of Sekisui House, Ltd.
“Seller’s Customer” means any natural person who has applied to the Seller for a financial product or service, has obtained any financial product or service from the Seller or has a Mortgage Loan that is serviced or subserviced by the Seller.
“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with the Seller.
“Servicer” means, initially the Seller, and upon termination of the Seller’s right to service the Purchase Loans pursuant to the provisions of Section 19.7, the Backup Servicer or such other Person (including the Agent) as the Agent may appoint as Servicer.
“Servicing Agent” means, with respect to an eNote, the Person identified in the field entitled “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.
“Servicing Functions” means, with respect to the servicing of Mortgage Loans, the collection of payments for the reduction of principal and application of interest, collection of amounts held or to be held in escrow for payment of taxes, insurance and other escrow items and payment of such taxes and insurance from amounts so collected, foreclosure services, and all other actions required to conform with Accepted Servicing Practices.
“Servicing Rights” means the rights and obligations to administer and service a Mortgage Loan, including, without limitation, the rights and obligations to: ensure the taxes and insurance are paid, provide foreclosure services, provide full escrow administration and perform any other obligations required by any owner of a Mortgage Loan, collect the payments for the reduction of principal and application of interest, and manage and remit collected payments..
“Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.
“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. §78a et. seq., as amended.
“SOFR” means the secured overnight financing rate which is published by the Board or any committee convened by the Board and available at www.newyorkfed.org.
“SOFR Margin” means 1.70%.
“Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its business.
“Statement Date” means December 31, 2023.
“Statement Date Financial Statements” is defined in Section 15.2(f).
“Sublimit” means one or more (as the context requires) of the sublimits described in Section 4.2.
“Subservicer” means any entity permitted by the Agent to act as a subservicer of the Servicer who shall perform Servicing Functions under a Subservicer Instruction Letter.
“Subservicer Instruction Letter” means an instruction letter to a Subservicer in form and substance agreed to by the Seller and the Agent.
“Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:
(a)    more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or
(b)    more than ninety percent (90%) of the total assets and more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.
“Super Jumbo Mortgage Loan” means a fully documented first Lien Mortgage Loan that would be a Jumbo Mortgage Loan except that the Purchase Value is greater than One Million Five Hundred Thousand Dollars ($1,500,000).
“Supplemental Papers” means the Loan Papers for a particular Loan other than its Basic Papers.
“Swing Line” means the short term revolving Eligible Loans purchase facility provided for in Section 2.3 under which U.S. Bank will fund (as “Swing Line Purchases”) purchases of Eligible Loans to bridge the Seller’s daily Transactions.
“Swing Line Limit” means $0.
“Swing Line Refunding Due Date” for each Transaction funded under the Swing Line means the Business Day on which U.S. Bank shall elect to have such Swing Line Transaction funded by the Buyers pursuant to Section 2.4 (provided that U.S. Bank shall elect to have such

Swing Line Transactions so funded no less than once per week) following the Business Day when U.S. Bank funds such Transaction under the Swing Line; provided that U.S. Bank agrees not to exercise such discretion to choose a due date in a manner that would materially affect the Seller’s ability to complete a Transaction under this Agreement unless a Default has occurred that has not been cured by the Seller or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, in each case, as provided in Section 22.
“Swing Line Transaction” means a Transaction funded by U.S. Bank under the Swing Line.
“Taxes” is defined in Section 7.1.
“Term SOFR” is defined in the definition of “Daily Reset Term SOFR”.
“Term SOFR Administrator’s Website” means the website or any successor source for Term SOFR identified by CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Termination Date” means the earlier of (a) August 8, 2025, or (b) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
“Total Liabilities” means all liabilities of the Seller and its Subsidiaries, including nonrecourse debt as, in accordance with GAAP, are reflected on the Seller’s consolidated balance sheet, and also including all contingent liabilities and obligations (including Recourse Servicing, recourse sale and other recourse obligations, and guaranty, indemnity and mortgage loan repurchase obligations), but excluding Seller’s obligations under Permitted Letters of Credit.
“Tranche” means a portion of the Open Transactions.
“Transaction” is defined in the Recitals.
“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” shall mean, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer Field or Subservicer Field of such eNote.

“Transferable Record” means an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“UCC” means the Uniform Commercial Code or similar laws of the applicable jurisdiction, as amended from time to time.
“UETA” means the Uniform Electronic Transactions Act as in effect in the state where the Mortgaged Premises are located.
“Unauthorized Servicing Modification” means, with respect to an eNote, an unauthorized Transfer of Location, an unauthorized Transfer of Servicing or any unauthorized change in any other information, status or data initiated by the Master Servicer, the Subservicer (if any) or a vendor of the Master Servicer or the Subservicer (if any) with respect to such eNote on the MERS eRegistry.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USBHM” means U.S. Bank Home Mortgage.
“USDA” means the United States Department of Agriculture.
“USDA Loans” means Mortgage Loans originated under the USDA Rural Development single-family mortgage loan program.
“VA” means the Department of Veterans Affairs and any successor.
“Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:
(a)    that has been closed on or prior to the Business Day on which the Purchase Price is paid therefor, by a title agency or closing attorney, and that would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;
(b)    that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;

(c)    as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before seven (7) Business Days after the relevant Purchase Date;
(d)    for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian; and
(e)    as to which no portion of the principal amount has been or will be funded by any person other than the Seller and the Buyers.
Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before seven (7) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Transaction, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within seven (7) Business Days after the relevant Purchase Date, and, if requested by the Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.
“Wet Loans Sublimit” is defined in Section 4.2.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.3.    Other Definitional Provisions.
Accounting terms not otherwise defined shall have the meanings given them under GAAP. Defined terms may be used in the singular or the plural, as the context requires. Except where otherwise specified, all times of day used in the Repurchase Documents are local (U.S. Mountain Time Zone) times in Denver, Colorado. Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Repurchase Documents, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description.” Unless the context plainly otherwise requires, wherever the term “Agent” is used in this Agreement (excluding Section 22), it shall be read as if it were written “the Agent (as agent and representative of the Buyers).”
1.4.    Divisions. For all purposes under the Repurchase Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2    The Buyers’ Commitments.
2.1.    The Buyers’ Commitments to Purchase
. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred that the Agent has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if all of the Buyers, in their sole discretion and with or without waiving such Default or Event of Default, have elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyers agree to make revolving purchases of Eligible Loans on a servicing released basis through and including the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Maximum Aggregate Commitment and so long as each Buyer’s Committed Sum is not exceeded. The Buyers’ respective Committed Sums and the Maximum Aggregate Commitment are set forth on Schedule BC in effect at the relevant time, as it may have been amended or restated pursuant to this Agreement. Upon any reduction of the Buyers’ respective Committed Sums and the Maximum Aggregate Commitment as set forth on Schedule BC, the Seller shall, to the extent required, reduce the Aggregate Outstanding Purchase Price to the amount of the Maximum Aggregate Commitment as then in effect, and the ownership interests in the Purchased Loans of each Buyer shall automatically be adjusted accordingly. Upon the joinder of additional Buyer(s), if any, the parties agree to approve in writing revised and updated versions of Schedule BC. The fractions to be applied to determine the respective Funding Shares of the Buyers for any day are their respective Committed Sums divided by the Maximum Aggregate Commitment for that day. Each Buyer shall be obligated to fund only that Buyer’s own Funding Share of any Transaction requested, and no Buyer shall be obligated to the Seller or any other Buyer to fund a greater share of any Transaction. No Buyer shall be excused from funding its applicable Funding Share of any Transaction merely because any other Buyer has failed or refused to fund its relevant Funding Share of that or any other Transaction. If any Buyer fails to fund its Funding Share of any Transaction, the Agent (in its sole and absolute discretion) may choose to fund the amount that such Nonfunding Buyer failed or refused to fund, or the Agent as a Buyer and the other Buyers who are willing to do so shall have the right (but no obligation) to do so in the proportion that the Committed Sum of each bears to the total Committed Sums of all Buyers that have funded (or are funding) their own Funding Shares of that Transaction and that are willing to fund part of the Funding Share of such Nonfunding Buyer. Should the Agent and/or any other Buyer(s) fund any or all of the Nonfunding Buyer’s Funding Share of any Transaction, then the Nonfunding Buyer shall have the obligation to deliver such amount to the Agent (for distribution to the Buyer(s) who funded it) in immediately available funds on the next Business Day. Regardless of whether the other Buyers fund the Funding Share of the Nonfunding Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted as provided in Section 3.9. The obligations of the Buyers hereunder are several and not joint.
2.2.    Expiration or Termination of the Commitments.
Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyers’ Commitments (including U.S. Bank’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Agent, any of the Buyers or any other Person.
2.3.    Swing Line Facility.
The Seller may request U.S. Bank to fund revolving Swing Line Transactions for aggregate Purchase Prices which do not on any day exceed the Swing Line Limit for the purpose of initially funding requested Transactions. Any Swing Line Transactions shall be in the discretion of U.S. Bank.
2.4.    Swing Line Transactions.
(a)    The Seller may request a Swing Line Transaction:
(i)    only if such Swing Line Transaction fully qualifies in all respects for funding as Regular Transaction under this Agreement except that it may have been requested later in the day;
(ii)    provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured and all conditions precedent in Section 14.2 have been satisfied;
(iii)    so long as the Swing Line Limit is not exceeded;
(iv)    provided that the Mortgage Loan Transmission Files for the proposed Transaction is received by U.S. Bank by no later than 1:00 p.m. on the Business Day such Transaction is to be funded; and
(v)    provided that neither the Seller nor U.S. Bank is aware of any reason why the requested Transaction cannot or will not be fully funded by the Buyers on the first Swing Line Refunding Due Date following the Business Day on which the Swing Line Transaction is to be funded.

(b)    All Swing Line Transactions shall have a Price Differential from the date funded until the date repaid and the Repurchase Price therefor shall be due and payable to U.S. Bank at the same rate(s) as would be applicable if such Swing Line Transactions had been funded as Regular Transactions by all Buyers, instead of having been funded by U.S. Bank alone as Swing Line Transactions.
(c)    Each Swing Line Transaction shall be re-funded on its Swing Line Refunding Due Date by the Agent’s paying over to U.S. Bank out of the Repurchase Settlement Account, and U.S. Bank’s applying against such Swing Line Transaction, an amount equal to the Purchase Price of the Transaction funded by all of the Buyers in their Funding Shares of such Purchase Price on that day against the same Transaction that was initially funded as a Swing Line Transaction at which time such Transaction shall be deemed to be a Regular Transaction.
(d)    All accrued Price Differential on Swing Line Transactions shall be due and payable by the Seller to the Agent (for distribution to U.S. Bank) on the Price Differential payment due date (determined under Section 5) next following the date of the Swing Line Transaction.
2.5.    Optional Reduction or Termination of Buyers’ Commitments.
The Seller may, at any time, without premium or penalty, upon not less than ten (10) Business Days prior written notice to the Agent, reduce or terminate the Maximum Aggregate Commitment, ratably, with any such reduction in a minimum aggregate amount for all the Buyers of Ten Million Dollars ($10,000,000), or, if more, in an integral multiple of Five Million Dollars ($5,000,000); provided, however, that (a) the Seller may reduce the Maximum Aggregate Commitment no more than once each calendar quarter, (b) at no time may the Aggregate Outstanding Purchase Price exceed the Maximum Aggregate Commitment after giving effect to any such reduction and, (c) unless terminated in full, the Maximum Aggregate Commitment shall not be reduced to less than Fifty Million Dollars ($50,000,000). Upon termination of the Buyers’ Commitments pursuant to this Section 2.5, the Seller shall pay to the Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.
2.6.    Increase to Maximum Aggregate Commitment. The Seller may, from time to time, by giving advance written notice of at least two (2) Business Days to the Agent in the form of Exhibit E, request that the Buyers increase the Maximum Aggregate Commitment, in increments of $5,000,000, with a minimum increase of $25,000,000 up to a total increase of $150,000,000, for a period for such increase being designated by the Seller (but not less than 30 days, or if less, the time remaining until the Termination Date). Any increase under this Section 2.6 shall be in the sole discretion of the Agent and the Buyers and shall require the consent of each Buyer. The consent of the Agent and the Buyers to an increase under this Section 2.6 shall be evidenced by the Agent providing to the parties to this Agreement an updated Schedule BC; provided that if an updated Schedule BC is not delivered by the Agent within two (2) Business Days of the requested increase, such request shall be deemed to have been denied.

3    Initiation; Termination.
3.1.    Seller Request; Agent Confirmation.
(a)    Seller Request.
(i)    Any request to enter into a Transaction shall be made by notice to the Agent at the initiation of the Seller. To request a Transaction, the Seller shall deliver to the Agent and the Custodian the Mortgage Loan Transmission File for each of the Eligible Loans subject to the Transaction by electronic transmission.
(ii)    With respect to any eMortgage Loan, Seller shall cause (i) the Authoritative Copy of the related eNote to be a Transferable Record and held in the eVault as a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Agent by the Controller Status Transfer Deadline, (iii) the Delegatee status of the related eNote to be transferred to the Custodian by the Controller Status Transfer Deadline, in each case on the MERS eRegistry, (iv) the Location status of the related eNote to be transferred to the Custodian’s eVault, and (v) the Servicing Agent status of the related eNote to remain blank (collectively, the “eNote Delivery Requirements”). In addition, all Basic Papers that are Electronic Records must be delivered to the Agent electronically, and all other Basic Papers must be delivered as otherwise required by this Agreement.
(b)    Seller shall deliver a Request/Confirmation substantially in the form of Exhibit A to the Agent no less than once per week.
(c)    Provided that the conditions set forth in this Section 3 and Section 14.2 have been satisfied or waived by the Agent with the requisite consent of the Buyers, the Agent shall transfer the sum of the Purchase Prices for each Transaction to the Funding Account and disburse the sum of the Purchase Prices for the Transaction to the Seller or its designee(s) for their account. Any Transaction for which the Mortgage Loan Transmission File is received prior to 2:30 p.m. on a Business Day (or such later time as the Agent may agree in its discretion) shall be funded on the same Business Day; any Transaction for which the Mortgage Loan Transmission File is received after 2:30 p.m. shall be funded on the next Business Day (unless the Agent agrees in its discretion to fund on the same Business Day).
(d)    Seller may, at its option, submit a Mortgage Loan Transmission File with respect to a Mortgage Loan that Seller intends to fund and close with its own funds. Such Mortgage Loan shall become a Purchased Loan when (a) all requirements applicable to any Wet Loan becoming an Eligible Loan have been satisfied with respect to such Mortgage Loan, and (b) Seller has provided to the Agent evidence satisfactory to the Agent that Seller has wired funds from the Operating Account to the applicable title agent or attorney through which such Mortgage Loans are closed. Any such Purchased Loan shall be an Additional Purchased Loan for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Custody Agreement, or any of the exhibits and schedules hereto or thereto, in no event shall funds for the purchase of any Mortgage

Loan be disbursed directly to the Seller; rather, (i) funds for the purchase of Mortgage Loans originated by the Seller shall be disbursed to the applicable title agent or attorney through which such Mortgage Loans are closed and (ii) funds for the purchase of Mortgage Loans originated by a correspondent lender or other third party shall be disbursed only to such originator and only if the Basic Papers delivered to the Custodian were accompanied by a bailee letter from the originator that included wire transfer instructions, or, with respect to eMortgages, the Agent, the Seller and such correspondent have entered into a bailee agreement in form and substance satisfactory to Buyer and the eNote Delivery Requirements have been satisfied; provided, however, that Margin Excess may be remitted directly to the Seller in accordance with Section 6.1(b).
3.2.    Syndication of Purchases.
(a)    Regular Transactions. When a Mortgage Loan Transmission File is received by the Agent for a Transaction to be funded initially as a Regular Transaction, the Agent shall give notice electronically to each Buyer of the requested Transaction and that Buyer’s Funding Share thereof, by 2:00 p.m. on the Business Day when the requested Transaction is to be funded by the Buyers, and each Buyer shall cause its Funding Share to be transferred to the Agent in accordance with the Agent’s instructions, so that the Agent receives such Funding Share in immediately available funds within two (2) hours after receiving such notice and in any case by 4:00 p.m. on such Business Day. Provided that the conditions set forth in Section 14 have been satisfied or waived with the requisite consent of the Buyers as provided herein, the Agent shall transfer the sum of the Purchase Prices for the Transaction to the Funding Account and disburse the sum of the Purchase Prices for the Transaction to the Seller or to its designee(s) for their account.
(b)    Swing Line Transactions. U.S. Bank shall notify each Buyer no later than 2:00 p.m. on each Swing Line Refunding Due Date of such Buyer’s Funding Share of the Swing Line Transactions that are to be converted to Regular Transactions on such date. If at the time each such Swing Line Transaction was funded, U.S. Bank reasonably believed that all of the conditions set forth in Section 2.4 were satisfied in all material respects, then the other Buyers shall be (subject to the provisions of this Agreement and the other Repurchase Documents) unconditionally and irrevocably obligated to timely fund their respective Funding Shares of such Transactions, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever, so that (a) the Swing Line is paid down by the required amount on each Swing Line Refunding Due Date and (b) all Swing Line Transactions are converted to Regular Transactions with each Buyer having funded its Funding Share thereof. All Price Differential accrued on Swing Line Transactions to the applicable Swing Line Refunding Due Date shall be due and payable by the Seller to the Agent (for distribution to U.S. Bank) on the ninth (9th) calendar day of each month but in no event later than the Termination Date. All amounts due from the Buyers under this Section 3.2 shall be transmitted by federal funds wire transfer in accordance with the Agent’s instructions. The Agent shall disburse to U.S. Bank an amount equal to the sum of the Funding Shares received from the Buyers on any day against each Transaction that was initially funded as a Swing Line Transaction (excluding U.S. Bank’s own Funding Share thereof); provided that if a Buyer other than U.S. Bank advises the Agent by telephone and confirms the advice by fax that such Buyer has placed all of its Funding Share on the federal funds wire to the account designated by the Agent, the Agent shall continue to keep the Swing Line Transaction outstanding to the extent of that Buyer’s Funding Share so wired until such Buyer’s Funding Share is received, and the Agent shall then repay U.S. Bank that still-outstanding portion of the Swing Line Transaction from such funds, and the Price Differential accrued at the Pricing Rate(s) applicable to the Transaction on that Funding Share for the period from (and including) the relevant Swing Line Refunding Due Date to (but excluding) the date such Buyer’s Funding Share is received by the Agent shall belong to U.S. Bank; provided, further that in no event shall U.S. Bank have any obligation to continue such portion of any Swing Line Transaction outstanding if and to the extent, if any, that doing so would cause the total amount funded by U.S. Bank and outstanding to exceed the Swing Line Limit. If any Buyer fails to transmit any funds required under this Section 3.2 so that such funds are received in accordance with the Agent’s instructions by 4:00 p.m. on the Swing Line Refunding Due Date (i.e., excluding any such failure caused by a federal funds wire delay), then that Buyer shall also be obligated to pay to U.S. Bank Price Differential on the Funding Share so due from such Buyer to U.S. Bank at the Federal Funds Rate from (and including) such Swing Line Refunding Due Date to (but excluding) the date of payment of such Funding Share.
3.3.    Request/Confirmation.
Each Request/Confirmation shall identify the Agent and the Seller and set forth:

(a)    the Purchase Date applicable to the relevant Transaction;
(b)    for each of the Eligible Loans to be sold, the Purchase Price; and
(c)    any additional terms or conditions of the Transaction mutually agreed to by the Agent and the Seller.
Each Request/Confirmation shall be binding on the parties, unless written notice of objection is given by the objecting party to the other party within one (1) Business Day after the Agent has received the completed Request/Confirmation from the Seller. In the event of any conflict between the terms of a Request/Confirmation and this Agreement, this Agreement shall prevail.
3.4.    Transaction Termination; Purchase Price Decrease.
(a)    Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (i) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s) and (ii) the Termination Date. Upon any such automatic termination, the Seller shall immediately repurchase the Purchased Loans in accordance with this Section 3.

(b)    Termination Upon Occurrence of Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan, the Seller shall immediately repurchase such Purchased Loan in accordance with this Section 3.
(c)    How Terminations will be Effected. Termination of every Transaction will be effected by (x) the Buyers’ reconveyance to the Seller or its designee of the Purchased Loans, servicing released, and payment of any Income in respect thereof received by the Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (y) payment of the Repurchase Price in immediately available funds to the account referred to in Section 3.5 by 2:00 p.m. on the Repurchase Date, so that the Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be due and payable on the ninth (9th) calendar day of each month; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.
(d)    Purchase Price Decrease. The Seller may effectuate a Purchase Price Decrease on any Business Day by delivery to the Agent in immediately available funds of an amount specified by the Seller as a Purchase Price Decrease on that Business Day. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease.
3.5.    Place for Payments of Repurchase Prices.
All Repurchase Price payments shall be paid to the Repurchase Settlement Account.
3.6.    Withdrawals from and Credits to Operating Account.
If the Seller fails for any reason to repurchase any one or more Purchased Loans on the relevant Repurchase Date, to pay any Price Differential or fees when due or to satisfy any Margin Call in the manner and by the time specified in Sections 3.4, 5.3 and 6.2, the Agent is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account (or any other account of the Seller other than an Escrow Account) in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due, plus accrued, unpaid Price Differential or fees, plus Margin Deficit (if applicable) on that day and cause application of such funds in such order and manner as the Agent may elect and, if funds in the Operating Account or such other accounts are insufficient to pay the Repurchase Prices of all such Purchased Loans, the Seller shall pay the amount due hereunder on demand by wire to the Settlement Account. As long as no Default or Event of Default has occurred and is continuing, the Buyer shall, at the written request of the Seller, cause any amount deposited in the Settlement Account in excess of amounts required hereunder to be transferred to the Operating Account and if funds in the Operating Account or any other account of the Seller are insufficient to pay the Repurchase Prices of all such Purchased Loans, the Seller shall pay the amount due hereunder on demand by wire to the Repurchase Settlement Account. As long as no Default or Event of Default has occurred and is continuing, or thereafter with the consent of the Required Buyers, the Agent shall, at the written request of the Seller, cause any amount deposited in the Repurchase

Settlement Account in excess of amounts required hereunder to be transferred to the Operating Account.
3.7.    Delivery of Additional Mortgage Loans.
The Seller may from time to time deliver to the Agent Mortgage Loans that are also Eligible Loans without entering into a new Transaction by providing to the Agent the documents required under Section 3.1 with respect to such Mortgage Loans. The Seller and the Buyers agree that such Mortgage Loans delivered pursuant to this Section 3.7 shall be treated as Purchased Loans subject to the existing Transactions hereunder from the date of such delivery.
3.8.    Application of Repurchase Price Payments.
Upon receipt by the Agent of amounts paid or prepaid as Purchase Price Decreases or Repurchase Price (except upon the exercise of remedies provided in Section 18) the Agent shall apply amounts so received to the payment of all Obligations that are then due, and if the amount so received is insufficient to pay all such Obligations, (i) first to any reimbursement due under Section 20.1, (ii) second to payment of all Swing Line Transactions that have not been syndicated, and (iii) third to partial payment of Obligations then due or as otherwise agreed by the Buyers.
3.9.    Pro Rata Ownership Interests.
If at any time or times when the Commitments are outstanding, any Buyer fails to fund any of its Funding Share(s) of any Transaction as provided in Section 2 (a “Nonfunding Buyer”) and one or more of the other Buyers funds it (electively in accordance with the provisions of Section 2.1), then:
(a)    the respective ownership interests of both (i) the Nonfunding Buyer and (ii) the Buyer (or Buyers) that funded such Funding Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;
(b)    the Nonfunding Buyer’s share of all future distributions of Repurchase Prices or other realizations on the Purchased Loans received, pro rata among them in accordance with their respective unrecovered balances of such Nonfunding Buyer’s Funding Share(s), shall be distributed to the Buyer(s) that so funded such Nonfunding Buyer’s Funding Share(s) until all such funding Buyer(s) have been fully repaid the amount so funded; and
(c)    such adjustment shall remain in effect until such time as the Buyer(s) that funded such Funding Share(s) have been so fully repaid.
If no other Buyer funds any of the Nonfunding Buyer’s Funding Share, then the Pro Rata ownership interests of the Buyers in the Purchased Loans shall be changed, in that case so that each Buyer’s Pro Rata ownership interest in the Purchased Loans is equal to the ratio of (x) the sum of the portions of the Purchase Prices paid by that Buyer in all Open Transactions on that day to (y) the total of the Purchase Prices paid by all Buyers in all Open Transactions on that day, but the Nonfunding Buyer’s share of all subsequent distributions of any Repurchase Price and Margin Deficit payments shall be paid to the other Buyers, pro rata among them in the ratio that the Pro Rata ownership interest in the Purchased Loans owned by each bears to the aggregate Pro Rata ownership interests in the Purchased Loans of all such other Buyers, and the Buyers’ respective Pro Rata ownership interests in the Purchased Loans shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Nonfunding Buyer failed to fund. Notwithstanding any such changes in the Buyers’ Pro Rata ownership interests in any Purchased Loan due to any Buyer’s failure to fund its Funding Share(s) of any Transaction, such failure to fund shall not diminish any Buyer’s Funding Share(s) for subsequent Transactions.
4    Transaction Limits and Sublimits.
4.1.    Transaction Limits.
Each Transaction shall be subject to the limitation that no purchase will be made if at the time of or after such purchase, the Aggregate Outstanding Purchase Price exceeds or would exceed the Maximum Aggregate Commitment.
4.2.    Transaction Sublimits.
The following sublimits shall also be applicable to the Transactions hereunder such that after giving effect to any proposed Transaction and after giving effect to any repurchase, addition or substitution of any Mortgage Loan hereunder, the following shall be true:
(a)    The outstanding Purchase Prices of Conforming Mortgage Loans may be as much as one hundred percent (100%) of the Maximum Aggregate Commitment.
(b)    The outstanding Purchase Prices of all Purchased Loans that are Wet Loans shall not exceed (x) sixty-five percent (65%) of the Maximum Aggregate Commitment on any of the first five and last five Business Days of any month or (y) thirty-five percent (35%) of the Maximum Aggregate Commitment on any other day (the “Wet Loans Sublimit”).
(c)    The outstanding Purchase Prices of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment listed in the second column of the table.

Type of Purchased Loan	Maximum percentage/amount of Maximum Aggregate Commitment
Jumbo Mortgage Loans and Super Jumbo Mortgage Loans, collectively	30%
Super Jumbo Mortgage Loans	10%
High LTV Mortgage Loans	10%
Mortgage Loans (USBHM) other than Second Mortgage Loans (USBHM)	100%

Second Mortgage Loans (USBHM)	5%
(d)    The Agent may agree to any change in the aggregate not involving more than Two Million Dollars ($2,000,000) of the Purchased Loans in the handling of the Purchased Loans, as set forth in Section 22.5.
(e)    The Purchase Value for any Purchased Loan hereunder shall not be more than Two Million Dollars ($2,000,000).
5    Price Differential.
5.1.    Pricing Rate.
Subject to the following rules, and as contemplated in the definition of “Pricing Rate”, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions or Tranches as to which the Price Differential is to be determined by reference to SOFR, on any day when no Event of Default has occurred and is continuing, shall be the Daily Reset Term SOFR Rate plus the SOFR Margin applicable from time to time (in each case computed annually).
5.2.    Pricing Rate for Default Pricing Rate Purchased Loans.
Notwithstanding any contrary or inconsistent provision of this Section 5, the Pricing Rate to be multiplied by the Purchase Prices of all Purchased Loans shall be the Default Pricing Rate from (and including) (a) the day immediately following the Repurchase Date for each such Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by transfer to the Agent (for Pro Rata distribution to the Buyers) of its full Repurchase Price in immediately available funds; and (b) the date designated by the Agent to the Seller after the occurrence of an Event of Default under Section 18.1.
5.3.    Price Differential Payment Due Dates.
Price Differential on each Open Transaction accrued and unpaid to the end of each month before the Termination Date shall be due and payable on the ninth (9th) day of each month, whether or not such Transaction is still an Open Transaction on such payment due date; provided that (a) all accrued and unpaid Price Differential on all Transactions shall be due on the Termination Date, and (b) all Pricing Differential calculated at the Default Pricing Rate shall be due on demand.
6    Margin Maintenance.
6.1.    Margin Deficit.
(a)    If at any time the aggregate Purchase Value of all Purchased Loans subject to all Transactions hereunder is less than the aggregate Repurchase Price (excluding Price Differential), minus cash transfers previously made from the Seller to the Agent in response to previous Margin Calls, if any, for all such Transactions (a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Agent shall, require the Seller to transfer (for the account of the Buyers) to the Agent or the Custodian, as appropriate, either (at the Seller’s option) cash or additional Eligible Loans reasonably acceptable to the Agent (“Additional Purchased Loans”), or a combination of cash and Additional Purchased Loans, so that the cash and the aggregate Purchase Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon at least equal the then aggregate Repurchase Price (excluding Price Differential). The Agent will recalculate the Purchase Value of all or a portion of the Purchased Loans at the times it deems appropriate in its sole discretion and at any other time at the request of the Required Buyers.
(b)    On any Business Day on which the Purchase Value of the Purchased Loans subject to Transactions exceeds the then outstanding aggregate Repurchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Agent shall, upon receipt of written request from the Seller, remit cash or release Purchased Loans as requested by the Seller, in either case, in an amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess, subject always to the other limitations of this Agreement. If cash is to be remitted the Agent shall treat the receipt of the written request of the Seller under this Section 6.1(b) as if it were a request for a Transaction. To the extent the Agent remits cash to the Seller, such cash shall be (A) additional Purchase Price with respect to the Transactions, and (B) subject in all respects to the provisions and limitations of this Agreement. Each Buyer shall fund its Pro Rata share of such additional Purchase Price as if the remission of such Margin Excess were the initiation of a Transaction hereunder.
6.2.    Margin Call Deadline. If the Agent delivers a Margin Call to the Seller at or before 12:00 p.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans as provided in Section 6.1 on the same Business Day. If the Agent delivers a Margin Call to the Seller after 12:00 p.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans by no later than 12:00 p.m. on the next following Business Day.
6.3.    Application of Cash. Any cash transferred to the Agent (for Pro Rata distribution to the Buyers) pursuant to this Section 6 shall be applied by the Buyers on receipt from the Agent which shall occur on the date received from the Seller or the next Business Day if received after 2:00 p.m.
6.4.    Increased Cost. If any Change in Law subsequent to the Effective Date:
(a)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of a Buyer which is not otherwise included in the determination of SOFR hereunder; or
(b)    shall impose on any Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Agent (for distribution to such Buyer) such additional amount or amounts as calculated by such Buyer in good faith as will compensate such Buyer for such increased cost or reduced amount receivable.
6.5.    Capital Adequacy. If any Buyer shall have determined that any Change in Law applicable to such Buyer or any corporation controlling such Buyer subsequent to the Effective Date shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, the Seller shall promptly pay to the Agent (for distribution to such Buyer) such additional amount or amounts as will compensate such Buyer or such corporation for such reduction.
6.6.     Agent’s Report. In the discretion of the Agent or Required Buyers if it or they reasonably determines that market conditions warrant (except that the Agent shall have no obligation to make such determination more frequently than once per day), the Agent may: (1) determine the aggregate Market Values for the Purchased Loans (which may include the Purchase Value of any Mortgage Loans purchased on that day) by summing the values of the individual Purchased Loans as reported on (and recorded by the Agent from) the Mortgage Loan Transmission Files and Purchased Loans Curtailment Reports, valuing at zero Purchased Loans for which the Agent has current actual knowledge that a Disqualifier exists; (2) issue a statement of the value of the Purchased Loans as so determined; and (3) provide a copy of such statement to the Seller and each Buyer.
6.7.    Term SOFR Unavailability. If the Agent has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator, of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)) has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, the Agent will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of Term SOFR, such replacement rate will be Daily Simple SOFR. In the case of a replacement rate other than Term SOFR, the Agent may add a spread adjustment selected by the Agent, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, the Agent may make any technical, administrative or operational changes that the Agent decides may be appropriate to reflect the adoption and implementation of such replacement rate. Without limitation of the foregoing, in the case of a transition to Daily Simple SOFR, the Agent will remove any option to select another rate that may change or is reset on a daily basis, including, without limitation, the Agent’s prime rate. The Agent does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
6.8.    Illegality. If any Buyer determines that any Legal Requirement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Buyer or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term SOFR rate, or to determine or charge interest rates based upon the Term SOFR rate, or any Governmental Authority has imposed material restrictions on the authority of such Buyer to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Buyer to the Seller (through the Agent), any obligation of such Buyer to make or continue Transactions based on the Term SOFR rate shall be suspended until such Buyer notifies the Agent and the Seller that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Seller shall, upon demand from such Buyer (with a copy to the Agent), prepay or, if applicable, convert each Transaction based on the Term SOFR rate of such Buyer to a Transaction based on the Prime Rate. Upon any such prepayment or conversion, the Seller shall also pay accrued interest on the amount so prepaid or converted.
7    Taxes.
7.1.    Payments to be Free of Taxes; Withholding. Any and all payments by or on account of any obligation of the Seller under any Repurchase Document shall be made without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7) the applicable Buyer or the Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
7.2.    Other Taxes. In addition, the Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
7.3.    Taxes Indemnity. (a)    The Seller shall indemnify each Buyer or the Agent, within 15 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7) payable or paid by such Buyer or the Agent or required to be withheld or deducted from a payment to such Buyer or the Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by a Buyer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Buyer, shall be conclusive absent manifest error.
(b)    Each Buyer shall severally indemnify the Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Buyer (but only to the extent that the Seller has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Seller to do so), (ii) any Taxes attributable to such Buyer’s failure to maintain a register of participations pursuant to Section 22.17, and (iii) any Excluded Taxes attributable to such Buyer, in each case, that are payable or paid by the Agent in connection with any Repurchase Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Buyer by the Agent shall be conclusive absent manifest error. Each Buyer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Buyer under any Repurchase Document or otherwise payable by the Agent to the Buyer from any other source against any amount due to the Agent under this Section 7.3.
7.4.    Receipt. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 7, the Seller shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
7.5.    Buyers’ Obligations. Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document shall deliver to the Seller and the Agent, at the time or times reasonably requested by the Seller or the Agent, such properly completed and executed documentation reasonably requested by the Seller or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Agent as will enable the Seller or the Agent to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.5(a)(ii)(1), (2), and (4)) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.
(a)    Without limiting the generality of the foregoing,

(i)    any Buyer that is a United States Person for U.S. federal income Tax purposes shall deliver to the Seller and the Agent on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Agent), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding Tax;
(ii)    any Non-U.S. Buyer, to the extent it is legally entitled to do so, shall deliver to the Seller and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Buyer claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Non-U.S. Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(iii)    any Non-U.S. Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Seller or the Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Agent as may be necessary for the Seller and the Agent to comply with their obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(b)    Each Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Agent in writing of its legal inability to do so.
7.6.    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7 (including by the payment of additional amounts pursuant to this Section 7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 7.6 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding the foregoing, if it is determined by a final non-appealable judgment of a court of competent jurisdiction that the indemnified party obtained the refund as a result of its willful misconduct or gross negligence, the indemnifying party shall not be obligated to pay penalties, interest, or other charges imposed by the relevant Governmental Authority with respect to such refund.
7.7.    Survival. Each party’s obligations under this Section 7 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Buyer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.
8    Income and Escrow Payments; Control.
8.1.    Income and Escrow Payments. Notwithstanding that the Buyers, the Agent and the Seller intend that the Transactions be sales to the Buyers of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date on the Purchased Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans shall be paid directly to the Seller or its designee by the relevant Customer, and the Agent (and the Buyers) shall have no obligation to collect or apply any Income to prevent or reduce any Margin Deficit, unless the Seller (a) arranges for such Income to be paid to the Agent (for Pro Rata distribution to the Buyers), (b) requests that the Agent apply such Income when received against the Seller’s Margin Deficit(s) and (c) concurrently transfers to the Agent either (i) cash or (ii) at the Agent’s option and with the Agent’s written approval, Additional Purchased Loans, sufficient to eliminate such Margin Deficit. Amounts paid to the Seller by the relevant Customer shall be deposited by the Seller into the Income Account within two (2) Business Days of receipt by the Seller and, as to amounts so paid to the Seller for escrow payments, into the Escrow Account. The Income Account and the Escrow Account shall be maintained by the Seller with a bank satisfactory to the Agent and shall be subject to the control of the Agent. The Income Account and Escrow Account may be interest bearing accounts if allowed or required by applicable law. At all times prior to a Default or Event of Default, the Seller may have full use of all Income and amounts on deposit in the Income Account, subject to the provisions of Section 8.2.
8.2.    Income and Escrow Accounts. Prior to the initial Transaction hereunder the Seller shall establish the Income Account and the Escrow Account and shall cause the bank holding such accounts to enter into a control agreement with the Agent providing that upon notice from the Agent (which notice shall be given only upon the occurrence of a Default or Event of Default) no further withdrawals or payment orders from the Seller shall be honored and only payment and withdrawal orders from the Agent or its designee shall be honored. Prior to the occurrence of a Default or Event of Default and so long as the Seller is also the Servicer, the Seller shall make payments from the Escrow Account of all appropriate amounts payable with respect to each Purchased Loan for taxes, insurance and other purposes for which the funds are paid into the Escrow Account. Subject to Section 8.3, amounts on deposit in the Income Account shall be used by the Seller to pay its fees as Servicer while it serves in such capacity, and may be used to pay to the Agent amounts due under this Agreement for Margin Deficit or Price Differential and for any other lawful purpose.

8.3.    Income and Escrow Accounts after Default. Upon the occurrence and during the continuation of a Default or Event of Default, the Seller shall have no right to direct withdrawal or application of funds in the Income Account and the Escrow Account unless authorized to do so in writing by the Agent. The Agent may cause all amounts on deposit in the Income Account to be paid to it or its designee for application as provided in Section 18.4. The Agent or its designee shall direct payments from the Escrow Account for the purposes for which such funds are deposited into the Escrow Account and shall comply with all Legal Requirements applicable to the operation of the Income Account and the Escrow Account, including any Agency guidelines with respect thereto.
9    Facility Fee; Non-usage Fee; Agent’s Fee.
9.1.    Facility Fee. The Seller agrees to pay to the Agent (for Pro Rata distribution to the Buyers) monthly, in arrears, a facility fee (the “Facility Fee”) in an amount equal to the sum of ten one hundredths of a percent (0.10%) per annum of the Maximum Aggregate Commitment, as in effect from time to time, for the period from the Effective Date to the Termination Date, computed for each calendar month or portion thereof from the Effective Date to the Termination Date. The Facility Fee shall be payable monthly in arrears and shall be due and payable no later than the ninth (9th) day of each month. The Facility Fee is compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and are not compensation for the use or forbearance or detention of money. Each calculation by the Agent of the amount of the Facility Fee shall be conclusive and binding absent manifest error.
9.2.    Non-usage Fee. The Seller agrees to pay to the Agent (for Pro Rata distribution to the Buyers) a non-usage fee (the “Non-usage Fee”) in an amount determined by applying a rate of 0.10% per annum to the average daily amount by which the Buyers’ total Committed Sums exceeds the daily Aggregate Outstanding Purchase Price computed for each calendar quarter or portion thereof from December 31, 2024 to the date this Agreement terminates in accordance with its terms, but if the average Aggregate Outstanding Purchase Price is greater than 50% of the Buyers’ total Committed Sums for any such quarter, no Non-usage Fee shall be payable for such quarter. The Non-usage Fee shall be computed for each calendar quarter or portion thereof from December 31, 2024 to the date this Agreement terminates in accordance with its terms. The Non-Usage Fee shall be payable quarterly in arrears and shall be due and payable on the ninth (9th) calendar day of the quarter following the quarter during which such Non-Usage Fee was accrued. If the Buyer’s Committed Sum shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyer and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Non-usage Fee shall be required), the amount of the calculation of the Non-usage Fee shall be adjusted as of the date of such change. The Non-usage Fee is compensation to the Buyers for making funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money. Each calculation by the Agent of the amount of the Non-usage Fee shall be conclusive and binding absent manifest error.
9.3.    Fee Letter. The Seller agrees to pay to the fees set forth in the Fee Letter.

10    Security Interest.
10.1.    Intent of the Parties. The parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement under the UCC and as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as provided for in Section 101(47) (A)(v) of the Bankruptcy Code, the Seller hereby pledges to the Agent for the benefit of the Buyers as security for the performance by the Seller of the Obligations and hereby grants, assigns and pledges to the Agent for the benefit of the Buyers a fully perfected first priority security interest in all of the Purchased Loans and all Income and proceeds from the Purchased Loans, including all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 1.2 for each such Purchased Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Agent to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Loan if it had closed (all funds so transferred continuously remain the property of the Agent and the Buyers until disbursed by such agent to or for the account of the related Customer upon the closing of his or her Mortgage Loan), and in all of the following property:
(a)    With respect to the Purchased Loans:
(i)    all Purchased Loans Support;
(ii)    all Mortgaged Premises related to the Purchased Loans
(iii)    all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;
(iv)    all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Obligations, including all rights to payment arising under such Hedge Agreements;
(v)    all Servicing Rights in respect of any of the Purchased Loans; and
(vi)    all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (the Buyers’ Agent’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Buyers’ Agent’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;
(b)    Related Accounts, Payment Intangibles, General Intangibles:
(i)    all accounts, payment intangibles, general intangibles, instruments, documents (including documents of title), chattel paper, contract rights and proceeds, whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Purchased Loans;
(ii)    all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to the Agent or the Custodian, and all other rights transferred to the Agent, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation that may be or become payable in respect of the Mortgaged Premises securing or intended to secure any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;
(iii)    all security for or claims against others in respect of the Purchased Loans;
(iv)    all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans; and
(v)    the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees), and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;

(c)    Repurchase Settlement Account, Operating Account, Funding Account and other accounts: the Repurchase Settlement Account, the Operating Account, Funding Account, the Income Account and the Escrow Account and all cash and all securities and other property from time to time on deposit in each such account;
(d)    Loan Records: all Loan Records;
(e)    Other Rights: all rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Seller in, under or relating to any of such Purchased Loans or referred to above and all proceeds of any of such Purchased Loans; and
(f)    Proceeds: all proceeds of all the foregoing.
The Seller agrees to do such things as applicable law requires to maintain the security interest of the Agent in all of the Purchased Loans with respect to all such Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such Transactions and all of the other collateral described above in this Section 10.1 as a perfected first priority Lien at all times. The Seller hereby authorizes the Agent to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC and recording assignments of Mortgages as and when required by the Agent in its reasonable discretion.
11    Substitution.
11.1.    Seller May Substitute Other Mortgage Loans with Notice to and Approval of Agent. So long as no Event of Default has occurred and is continuing and no Margin Deficit exists or occurs as a consequence thereof, subject to agreement with and acceptance by, and upon notice to, the Agent, the Seller may substitute Mortgage Loans substantially similar to the Purchased Loans for any Purchased Loans. If the Seller gives notice to the Agent at or before 12:00 noon on a Business Day, the Agent may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 12:00 noon on such day, not to accept such substitution. If such substitution is accepted by the Agent, such substitution shall be made by the Seller’s transfer to the Agent of such other Mortgage Loans on a servicing released basis and the Agent’s transfer to the Seller of such Purchased Loans, and after such substitution, the substituted Mortgage Loans shall be deemed to be Purchased Loans. If the Agent elects not to accept such substitution, the Seller shall offer the Agent and the Buyers the right to terminate the related Transaction.
11.2.    Payment to Accompany Substitution. If the Seller exercises its right to substitute or terminate under this Section 11, the Seller shall be obligated to pay to the Agent (for Pro Rata distribution to the Buyers) by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to the sum of (a) actual cost (including all customary fees, expenses and commissions) to the Agent and the Buyers of (i) entering into replacement Transactions; (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (b) to the extent the Agent determines not to enter into replacement Transactions, the loss incurred by the Agent and the Buyers directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by the Agent and the applicable Buyers in good faith.
12    Payment and Transfer.
12.1.    Immediately Available Funds; Notice to Custodian. All transfers of funds hereunder shall be in immediately available funds. All Eligible Loans transferred by one party hereto to any other party shall be transferred by notice to the Custodian to the effect that the Custodian is then holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custody Agreement.
12.2.    Payments to the Agent. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Agent shall be paid to the Agent by no later than 2:00 p.m. on the day when due (funds received after the applicable deadline shall be conclusively deemed received on the next following Business Day unless the Agent shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds as provided in Section 24.4, or at such other place as the Agent shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Agent shall agree otherwise, funds received by the Agent after 2:00 p.m. on a Business Day shall be deemed for all purposes to have been paid by the Seller on the next succeeding Business Day.
12.3.    If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Repurchase Documents, the Seller authorizes the Agent and each Buyer (for the Pro Rata account and benefit of all of the Buyers) then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Agent or any of the Buyers; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Agent agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section 12.3, but its failure to do so will not affect the validity or collectibility of such charge. Neither the Agent nor any Buyer shall have any obligation to charge any Seller account, merely the right to do so.

12.4.    Payments Valid and Effective. Each payment received by the Agent in accordance with this Agreement is valid and effective to satisfy and discharge the Seller’s liability under the Repurchase Documents to the extent of the payment.
12.5.    Pro Rata Distribution of Payments. The Agent shall distribute all payments of Repurchase Price (whether voluntary or involuntary and from whatever source) received to the Buyers Pro Rata with their respective ownership interests in the Purchased Loans on the next Swing Line Refunding Due Date (but no less frequently than once per week). The distribution from the Agent to each Buyer shall be made by the Agent’s initiating a federal funds wire transfer by 3:00 p.m. on such Swing Line Refunding Due Date, in immediately available funds directly to such Buyer or to such account at another financial institution as is designated from time to time by such Buyer in writing. If the Agent shall fail or refuse to so make any such distribution on the Swing Line Refunding Due Date after it received payment, then, as agreed full and adequate compensation therefor, the Agent shall pay the affected Buyer(s) interest on the undistributed funds at the Federal Funds Rate.
13    Segregation of Documents Relating to Purchased Loans.
All documents relating to Purchased Loans in the possession of the Seller or its designee (including its agent, or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyers and held by the Agent on behalf of the Buyers (which shall be referenced in the relevant books and records as “U.S. Bank National Association, Agent”) and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary or a clearing corporation. All of the Seller’s interest in the Purchased Loans shall pass to the Buyers on the Purchase Date and nothing in this Agreement shall preclude the Agent and the Buyers, in each case with the Buyers’ consent, from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, or pledging or hypothecating, the Purchased Loans, but no such transaction shall relieve the Buyers of their obligations to transfer Purchased Loans to the Seller pursuant to Section 3 or 18, or of the Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 8.
14    Conditions Precedent.
14.1.    Initial Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make the initial purchase under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:
(a)    the Agent shall have received (or be satisfied that it will receive by such deadline as the Agent shall specify) the following, all of which must be satisfactory in form and content to the Agent:
(i)    this Agreement duly executed by the parties;
(ii)    the Fee Letter, duly executed by the Seller;

(iii)    a current UCC search report of a UCC filings search in the office of the Secretary of State of the State of Colorado;
(iv)    the Custody Agreement duly executed by the Agent, the Seller and the Custodian;
(v)    the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCorp., Inc. and the Agent;
(vi)    a copy of the corporate resolution (or equivalent thereof) of the Seller authorizing the execution, delivery and performance of the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;
(vii)    an incumbency certificate showing the names and titles and bearing the signatures of the officers of the Seller authorized to execute the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;
(viii)    a copy of the bylaws of the Seller, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;
(ix)    a copy of the Articles of Incorporation of the Seller with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent in its sole discretion;
(x)    a certificate of good standing (or the equivalent thereof) for the Seller in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date acceptable to the Agent in its sole discretion;
(xi)    evidence reasonably satisfactory to the Agent (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there are any Purchased Loans that require the Buyers’ interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of New York or other applicable law, that such instruments as are necessary to give the Agent “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;
(xii)    copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Seller’s industry, together with endorsements to such policies naming the Agent as lender loss payee;
(xiii)    a favorable written opinion of counsel to the Seller dated on or before the initial Purchase Date, addressed to the Agent and the Buyers and in form and substance reasonably satisfactory to the Agent and its legal counsel (a form containing opinions required to be included therein are set forth in Exhibit B), specifically stating that the Agent and the Buyers may rely on it;
(xiv)    payment to the Agent or the Custodian, as applicable, of all fees and expenses (including the disbursements and reasonable fees of the Agent’s attorneys) of the Agent and the Buyers payable by the Seller pursuant to Section 9 accrued and billed for to the date of the Seller’s execution and delivery of this Agreement; and
(xv)    to the extent not already obtained, control agreements in form and substance reasonably satisfactory to the Agent establishing its control of the Income Account, Escrow Account, Operating Account, Repurchase Settlement Account and the Funding Account.
14.2.    Each Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make any purchase under this Agreement are also subject to the satisfaction, as of each Purchase Date, of the following additional conditions precedent:
(a)    The Seller shall have delivered to the Agent a Request/Confirmation and the related Mortgage Loan Transmission Files, and the Custodian such Mortgage Loan Transmission Files for the new Mortgage Loans to be purchased.
(b)    Unless the requested Transaction is for the purchase of only Wet Loans, the Custodian shall have issued its Custodian’s Exception Report (as defined in the Custody Agreement) relating to the Purchased Loans then owned by the Buyers — the Agent agrees that, for so long as it is the Custodian, it will not unreasonably withhold or delay issuing any such Custodian’s Exception Report.
(c)    The representations and warranties of the Seller contained in this Agreement and the other Repurchase Documents shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date.
(d)    The Seller shall have performed all agreements to be performed by it under this Agreement, the Custody Agreement and all other Repurchase Documents, as well as under all Investor Commitments that the Seller has represented to the Agent and the Buyers cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Default or Event of Default will exist that the Agent has not declared in writing to have been waived or cured, nor will any default exist under any such Investor Commitments.
(e)    The Seller shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, and no liabilities (whether or not in the ordinary course of business) shall exist that adversely and materially affect any of the Central Elements in respect of the Seller or any of its Subsidiaries since the dates of the Seller’s Financial Statements most recently theretofore delivered to the Buyers.
(f)    The Seller shall have paid the fees then due and payable in accordance with Section 9.
(g)    Prior to the execution of the requested Transaction, no Default or Event of Default shall have occurred or will occur after giving effect to such Transaction, that the Agent has not declared in writing to have been waived or cured.
(h)    The requested Transaction will not result in the violation of any applicable law.
(i)    The Agent shall have received such other documents, if any, as shall be specified by the Agent.
(j)    No Margin Deficit exists or will exist after giving effect to such Transaction.
(k)    Such Transaction shall occur on or before the Termination Date.
(l)    After giving effect to such Transaction, none of the Sublimits set forth in Section 4.2 shall be exceeded.
(m)    For any Transaction involving a Wet Loan, (i) unless the closing title agency or attorney has previously signed an agreement with the Agent acknowledging funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date, and (ii) the Seller shall have delivered to such closing title agency or attorney an instruction letter stating that funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date.
15    Representations, Warranties and Covenants.
15.1.    Buyers, Agent and Seller Representations. The Buyers, the Agent and the Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the others that:
(a)    it is duly authorized to execute and deliver this Agreement, to enter into the Transactions and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(b)    it will engage in such Transactions as principal (or, in the case of the Agent, and in respect of any other party if agreed in writing in advance of any Transaction by the other parties hereto, as agent for a disclosed principal);
(c)    the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);
(d)    it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions and such authorizations are in full force and effect; and
(e)    the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.
15.2.    Additional Seller Representations. With regard to:
(i)    Purchased Loans, on and as of the Purchase Date of any Transaction;
(ii)    Eligible Loans substituted pursuant to Section 11, on and as of the date of their substitution; and
(iii)    Additional Purchased Loans submitted pursuant to Section 6.1, on and as of the date of their transfer to the Custodian the Seller hereby represents and warrants to the Buyers and the Agent, as follows:
(a)    Documents Genuine. The documents delivered or disclosed by the Seller to the Agent or the Buyers pursuant to this Agreement or the Custody Agreement are either original documents or genuine and true copies thereof.
(b)    No Securities to be Acquired with Purchased Loan Sale Proceeds. None of the Purchase Price for any Eligible Loan will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T, and the Seller has not taken any action that might cause any Transaction to violate Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board.
(c)    Organization; Good Standing; Subsidiaries. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and each of the Seller’s Subsidiaries is a corporation, partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Seller has furnished to the Agent a true and complete copy of its Organizational Documents as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Agent a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Seller and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a limited partnership or foreign corporation or (in the case of any limited liability company Subsidiaries) limited liability company and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. The Seller does not have any Subsidiaries except as set forth on Exhibit D or as have been disclosed by the Seller to the Agent in writing after the Effective Date. Exhibit D states the name of each such Subsidiary as of the Effective Date, place of organization, each state in which it is qualified as a foreign entity and the percentage ownership of the capital stock or other indicia of equity of each such Subsidiary by the Seller.
(d)    Authorization and Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Seller of this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party have each been duly and validly authorized by all necessary corporate action on the part of the Seller (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict with or violate the Organizational Documents of the Seller, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Seller or (iv) require any consent under any such agreement, instrument or indenture, where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, or result in the creation of any Lien upon any property or assets of the Seller, or result in or permit the acceleration of any debt of the Seller pursuant to any agreement, instrument or indenture to which the Seller is a party or by which the Seller or its property may be bound or affected. This Agreement, the Custody Agreement and all other Repurchase Documents constitute the legal, valid, and binding obligations of the Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.
(e)    Approvals. Neither the execution and delivery of this Agreement, the Custody Agreement and all other Repurchase Documents nor the performance of the Seller’s obligations under such Repurchase Documents requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and that remain in full force and effect, (ii) those for which the Seller’s failure to obtain them could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries and (iii) the filing of any financing statements.
(f)    Financial Condition. The consolidated balance sheet of the Seller (and, to the extent applicable, the Seller’s consolidated Subsidiaries) and the related statements of income, changes in stockholders’ equity, cash flows and Mortgage Loan production (“Financial Statements”) for the fiscal year ended on the Statement Date (the “Statement Date Financial Statements”) heretofore furnished to the Agent and the Buyers, fairly present the financial condition of the Seller (and the Seller’s consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Seller did not have either any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, other than the contingent liabilities (if any) set forth on Schedule 15.2(f), obligations under Permitted Letters of Credit and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Buyers in writing. Each of the Seller and each of its Subsidiaries is Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole, nor is the Seller aware of any state of facts which (with or without notice, the lapse of time or both) would or could reasonably be expected to result in any such material adverse change, and (ii) there have been no unrealized or anticipated losses from any loans, advances or other commitments of the Seller that have resulted in a material adverse change in the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole, except for the material adverse changes and losses (if any) that are summarized in Schedule 15.2(f).
(g)    Litigation. Except as disclosed on Schedule 15.2(g) or except as disclosed in the Statement Date Financial Statements or the most recent Financial Statements furnished to the Agent and the Buyers (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Seller, threatened against or affecting the Seller or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum that, if adversely determined, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole.
(h)    Licensing. The Seller, and any subservicer of its Mortgage Loans are duly registered as mortgage lenders, bankers or servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller and its Subsidiaries, taken as a whole, or such subservicer.
(i)    Compliance with Applicable Laws. Neither the Seller nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller and its Subsidiaries, taken as a whole. The Seller, its Subsidiaries and their respective officers and employees and to the knowledge of the Seller its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Seller and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Seller, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Seller or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
(j)    Regulation U. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions directly or indirectly made available to or received by the Seller or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or that would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.
(k)    Investment Company Act. The Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(l)    Payment of Taxes. All tax returns required to be filed by the Seller and each Subsidiary in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon the Seller and each Subsidiary or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Seller or such Subsidiary. Neither the Seller nor any Subsidiary has any knowledge of any tax assessment against the Seller or any Subsidiary.
(m)    Agreements. Neither the Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture or subject to any restriction, in each case materially and adversely affecting any of the Central Elements in respect of the Seller and its Subsidiaries, taken as a whole, except as disclosed in (i) the Statement Date Financial Statements, or (ii) Schedule 15.2(f). Neither the Seller nor any Subsidiary is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller and its Subsidiaries, taken as a whole. No holder of the Seller’s or any such Subsidiary’s debt or other obligations has given notice of any asserted default that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole. No liquidation or dissolution of the Seller is pending or, to the Seller’s knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or, to Seller’s knowledge, threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, taken as a whole.
(n)    Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Buyer after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements or on Schedule 15.2 (n) and Permitted Encumbrances.
(o)    The Seller’s Address. The Seller’s chief executive office and principal place of business are at 4350 S. Monaco Street, Denver, CO 80237, or at such other address as shall have been set forth in a written notice to the Agent given subsequent to the Effective Date and at least ten (10) Business Days before such notice’s effective date.
(p)    ERISA. The Seller does not maintain any ERISA Plans and shall not adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify the Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan. The Seller is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.
(q)    Commissions. Neither the Seller nor any of its Affiliates have dealt with any broker, investment banker, agent or other person, except for the Agent and the

Buyers, who may be entitled to any commissions or compensation in connection with the sale of Purchased Loans pursuant to this Agreement.
(r)    Full Disclosure. Each material fact or condition relating to the Repurchase Documents and the Central Elements has been disclosed in writing to the Agent. All information previously furnished by the Seller and its Subsidiaries to the Agent in connection with the Repurchase Documents was and all information furnished in the future by the Seller and its Subsidiaries to the Agent or the Buyers will be true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. To the best knowledge of the Seller, neither the financial statements referred to in Section 15.2(f) , nor any Request/Confirmation, officer’s certificate or any other report or statement delivered by the Seller and its Subsidiaries to the Agent in connection with this Agreement, contains any untrue statement of material fact. The information included in the most recently delivered Beneficial Ownership Certification is true and correct in all respects
(s)    Custody Agreement. The Custody Agreement is or when executed will be currently in full force and effect and the Seller is or when executed will be in compliance with all of its obligations, covenants or conditions contained in the Custody Agreement.
15.3.    Special Representations Relating to the Purchased Loans. The representations and warranties concerning each Purchased Loan, as set forth on Schedule 15.3 hereto, are incorporated herein.
15.4.    Representations and Warranties Relating to Specific Transactions. At the time each Mortgage Loan Transmission File is provided to the Agent, the Buyers and/or the Custodian, the following are true with respect to each of the Mortgage Loans listed on the Mortgage Loan Transmission File:
(a)    the Basic Papers have been or will be executed and delivered by all appropriate Persons;
(b)    the Seller is electronically communicating to the Custodian a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout;
(c)    such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller;
(d)    for each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Custodian;
(e)    for each Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, or the Seller, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before seven (7) Business Days after the Purchase Date specified above;
(f)    no default or Event of Default has occurred and is continuing and there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Agent and the Buyers;
(g)    all items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the requested Transaction and otherwise have been delivered, or will be delivered before the Purchase Date with respect to such Transaction, in all respects as required by this Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Agent conforms in all respects with all applicable requirements of this Agreement and the other Repurchase Documents; and
(h)    none of the Purchased Loans (including, but not limited to, the Purchased Loans identified in the Mortgage Loan Transmission File) has been sold to any Person other than the Buyers, is pledged to any Person other than the Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under this Agreement.
15.5.    Survival. All representations and warranties by the Seller shall survive delivery of the Repurchase Documents and the sales of the Purchased Loans, and any investigation at any time made by or on behalf of the Buyers or the Agent shall not diminish any Buyer’s or the Agent’s right to rely on them.
16    Affirmative Covenants.
The Seller agrees that, for so long as the Commitments are outstanding or either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents:
16.1.    Reserved.
16.2.    Sanctions; Anti-Corruption Laws.
The Seller shall, and shall cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, Anti-Corruption Laws and applicable Sanctions. The Seller shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Buyer in order to assist the Agent and the Buyers in maintaining compliance with anti-money laundering laws and regulations. The Seller will maintain in effect and enforce policies and procedures designed to ensure compliance by the Seller, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Seller will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its Property for any business activity that violates any applicable federal or state law or that supports a business that violates any applicable federal or state law
16.3.    Financial Statements. The Seller will deliver to the Agent for distribution to the Buyers:
(a)    As soon as available and in any event within thirty (30) days after the end of each month (including each quarter end and year end month), Financial Statements for the Seller and its Subsidiaries for the month just ended, all in reasonable detail, and certified by its vice president-finance or other acceptable person that, such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes to the Financial Statements.
(b)    As soon as available and in any event within ninety (90) days after the close of each of its fiscal years, audited consolidated and consolidating Financial Statements for the Seller and its consolidated Subsidiaries for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:
(i)    a report and clean and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and reasonably acceptable to the Agent (as of the Effective Date, Ernst & Young, LLP is acceptable to the Agent), stating that such accountants have audited such Financial Statements in accordance with generally accepted auditing standards and that, in their opinion, such Financial Statements present fairly, in all material respects, the consolidated financial condition of the Seller and its consolidated Subsidiaries as of the date thereof and the consolidated results of its operations and cash flows for the periods covered thereby in conformity with GAAP;
(ii)    any management letters, management reports or other supplementary comments or reports delivered in conjunction with the report and opinion in Section 16.3(b)(i) by such accountants to management or the board of directors of the Seller; and
(iii)    a certificate signed by the vice president-finance or other acceptable person of the Seller stating that said Financial Statements fairly present the consolidated financial condition and results of operations (for the Seller and its consolidated Subsidiaries) as at the end of, and for, such year.
The Seller also agrees to provide to the Agent and the Buyers such other information related to such annual reports or concerning the Seller’s finances or operations as the Agent or any Buyer may from time to time reasonably request.

(c)    Financial Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Sections 16.3(a), and 16.3(b) above, a certificate of the Seller’s vice president-finance or other acceptable person in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show (A) the HUD Compare Ratio and (B) whether the Seller is in compliance with the requirements of Sections 17.12, 17.13, 17.14 and 17.15 of this Agreement or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements and that such review does not disclose the existence during or at the end of such accounting period and that such officer does not have knowledge of the existence as of the date of the Officer’s Certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking and proposes to take with respect to it.
16.4.    Financial Statements Will Be Accurate. The Seller agrees that all Financial Statements and reports of auditors furnished to the Agent and the Buyers will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at the date thereof and for the period then ended, subject, however for Financial Statements other than year-end statements to year-end audit adjustments and the omission of footnotes.
16.5.    Other Reports. The Seller will promptly furnish to the Agent from time to time information regarding the business and affairs of the Seller (and, upon the written request of any Buyer, such information reasonably requested by such Buyer), including the following and such other information as the Agent may from time to time reasonably request (each report required must be signed by a duly authorized officer of the Seller, and the Agent and the Buyers will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):
(a)    A report of Purchased Loans prepaid in full, on or before one (1) Business Day after prepayment of any one or more Purchased Loans is reported to the Seller internally or by any Servicer or the Seller’s Subservicer (and the Seller, as applicable, will require each such Servicer and Subservicer to promptly make such reports to the Seller, as applicable).
(b)    Monthly with the certificate required by Section 16.3(c), a report attached to Exhibit C summarizing (i) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Seller is contesting or intends to contest such request or demand) and (ii) actual repurchase and indemnity payments made by the Seller to any Person.

(c)    Monthly with the certificate required under Section 16.3(c), a Purchased Loans Curtailment Report.
(d)    Monthly, a summary of the Seller’s other repurchase, reverse repurchase or asset warehousing facilities. Such report shall be in form and format reasonably acceptable to the requesting party and include the total amount available, amount outstanding and maturity date of each of such facilities, the counterparties and whether such facilities are committed or uncommitted.
(e)    Such other reports by the Seller in respect of the Purchased Loans, in such detail and at such times as the Agent or any Buyer in its reasonable discretion may request at any time or from time to time.
(f)    Upon request of the Buyer, projected financial information for any fiscal year consisting of income statements, statements of cash flow and loan production estimates for each month in such fiscal year and a projected balance sheet of the Seller as at the end of each month, together with supporting assumptions, all in reasonable detail and reasonably satisfactory in scope to the Agent.
(g)    Upon request of the Agent from time to time, the Seller’s internally generated “marketing position report” and summary showing the Seller’s pipeline and inventory and, with respect to each Investor Commitment, the type, expiration date, price, Pricing Rate and/or required yield, and the original amount or aggregate thereof and the portions thereof that have been utilized and the portions thereof that remain available, together with a calculation of the “weighted average price” of all Investor Commitments as of the end of such week.
(h)    Upon request of the Agent from time to time and in any event in connection with the annual financial statements described in Section 16.3(b) a list of Permitted Letters of Credit reflecting the changes, if any, from the previously provided list of Permitted Letters of Credit.
(i)    (i) Upon request of the Buyer, a Beneficial Ownership Certification, and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
16.6.    Maintain Existence and Statuses; Conduct of Business. The Seller agrees to preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, and the Seller will continue in the residential mortgage lending business as its principal and core business.
16.7.    Compliance with Applicable Laws. The Seller and its Subsidiaries will comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to the Seller and its Subsidiaries, taken as a whole, except where contested in good faith.
16.8.    Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller.
(a)    The Seller agrees to permit the Agent and the Buyers, subject to the provisions of Section 16.9, to perform continuing loan level due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made in this Agreement or otherwise, and the Seller agrees that upon reasonable prior notice to the Seller, the Agent or their authorized representatives will be permitted timely and reasonable access to examine, inspect, and make copies and extracts of, the related mortgage loan files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Seller, any Servicer or the Custodian. The Seller also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage loan files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyers may purchase Eligible Loans from the Seller based solely upon the information provided by the Seller to the Agent in the Mortgage Loan Transmission File and the representations, warranties and covenants contained in this Agreement, and that the Agent and the Buyers, at their option, have the right at any time with reasonable prior notice to conduct a partial or complete due diligence review on some or all of the Purchased Loans prior to or following their purchase in a Transaction, including ordering new credit reports and new appraisals on any property securing any Purchased Loan and otherwise re-generating the information used to originate such Purchased Loan. Notwithstanding any provision to the contrary herein regarding reasonable prior notice, if an Event of Default in respect of the Seller shall have occurred and be continuing, then the Agent, upon notice to the Seller, shall have the right to immediate access and review of the Seller and the loan information contemplated in this Section 16.8(a), provided that to the extent that the Seller does not have possession of such loan information, the Seller shall cause the applicable Servicer or Subservicer to provide the Agent and the Buyers with access and review of such loan information within a reasonable period of time, but not to exceed any prior notification time provided under the related Servicing Agreement with such Servicer or Subservicer. The Agent may conduct the due diligence review of such Purchased Loans itself or engage a third party underwriter selected by the Agent to perform such review. The Seller agrees to, and to cause any relevant Servicer and its Subservicer to, reasonably cooperate with the Agent and any third party underwriter in connection with such due diligence review, including providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller, such Servicer and such Subservicer. The Seller agrees to pay all costs and expenses of the Agent and, if a Default or Event of Default has occurred and is continuing, any Buyer, incurred in the exercise of their rights pursuant to this Section 16.8(a). Such visits shall be coordinated by the Agent.

(b)    The Seller agrees to permit authorized representatives of the Agent and each Buyer, at such Buyer’s expense except after the occurrence and during the continuance of a Default or Event of Default, to discuss onsite the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times and upon such reasonable notice as the Agent or any Buyer may request, for any or all of the purposes of ordinary diligence, performing the Buyers’ duties (and any of the Seller’s duties that the Seller has not performed) and enforcing the Buyers’ and the Agent’s rights under this Agreement. To the extent that it is commercially reasonable, any Buyer that desires to act under this Section 16.8(b) shall do so either through the Agent, or with the coordination of the Agent, and to the extent that it is not commercially reasonable for a Buyer to do so, such Buyer may only act under this Section 16.8(b) one (1) time in any consecutive six (6) month period and, unless such Buyer is the Person serving as the Agent, at such Buyer’s expense (or, after the occurrence and during the continuance of a Default or Event of Default, at the Seller’s expense). The Agent or the Buyer acting will notify the Seller before contacting the Seller’s accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of the Agent or any Buyer and such accountants held in accordance with this authorization. The Agent and each Buyer agrees that it will prevent disclosure by itself or its authorized representatives to third parties of any proprietary information it has received pursuant to this Agreement and will maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over any Buyer or the Agent), (iii) is furnished by the Agent, or any Buyer to purchasers or prospective purchasers of participations or interests in the Purchased Loans so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, (iv) the disclosure of which the Agent and the Buyers deem necessary to market or sell Purchased Loans or to enforce or exercise their rights under any Repurchase Document as long as any recipients have agreed to be subject to restrictions substantially similar to those in this sentence, or (v) is disclosed by any Buyer to its attorneys, employees, agents and auditors during the performance of their respective duties, subject to the restrictions set forth in this sentence.
16.9.    Privacy of Customer Information. The Seller’s Customer Information in the possession of the Agent or the Buyers, other than information independently obtained by the Agent or the Buyers and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Seller. Except in accordance with this Section 16.9, the Agent and the Buyers shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of the Agent’s or the Buyers’ employees, agents or contractors or any third party not affiliated with the Agent or a Buyer. The Agent and the Buyers may use or disclose the Seller’s Customer Information only to the extent necessary (i) for examination and audit of the Agent’s or the Buyers’ respective activities, books and records by their regulatory authorities, (ii) to market or sell Purchased Loans or to enforce or exercise their rights under any Repurchase Document, (iii) to carry out the Agent’s, the Buyers’ and the Custodian’s express rights and obligations under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to Approved Investors), or (iv) in connection with an assignment or participation as authorized by Section 22 or in connection with any hedging transaction related to the Purchased Loans and for no other purpose; provided that the Agent and the Buyers may also use and disclose the Seller’s Customer Information as expressly permitted by the Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Agent and the Buyers shall ensure that each Person to which the Agent or a Buyer intends to disclose the Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise the Agent’s, the Buyers’ or the Custodian’s rights and privileges, or to carry out the Agent’s, the Buyers’ and the Custodian’s express obligations, under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to Approved Investors). The Agent agrees to maintain an Information Security Program and to assess, manage and control risks relating to the security and confidentiality of the Seller’s Customer Information pursuant to such program in the same manner as the Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, the Agent and the Buyers shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in their possession or control as each of them uses for its own customers’ confidential and proprietary information.
16.10.    Notice of Suits, Etc. and Notice. The Seller will, as soon as reasonably practical and in any case no later than five (5) Business Days next following the day when the Seller first learns of it, give written notice to the Agent and the Buyers of:
(a)    any material action, suit or proceeding instituted by or against the Seller or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Seller or any of its Subsidiaries, in a writing containing the applicable details;
(b)    the filing, recording or assessment of any material federal, state or local tax lien against the Seller or any of its Subsidiaries or any assets of any of them;
(c)    the occurrence of any Event of Default;
(d)    the occurrence of any Default;
(e)    the termination of, or the occurrence of any event which, with or without notice or lapse of time or both, would constitute a default under the Custody Agreement;

(f)    the occurrence of:
(i)    any event that, with or without notice or lapse of time or both, would constitute a default under, or permit the acceleration or termination of, any other agreement, instrument or indenture to which the Seller or any of its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject if either (A) the effect of any such default is or if uncured and unwaived after notice, the lapse of time or both, would be to cause, or to permit any other party to such agreement, instrument or indenture (or a trustee on behalf of such a party) to cause, Debt of the Seller or any of its Subsidiaries to become or be declared due before its stated maturity or (B) such default, if uncured and unwaived after any relevant notice, the lapse of time or both, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;
(ii)    any margin call requiring the Seller to make a payment with respect to any credit facility or repurchase facility for financing Mortgage Loans or MBS;
(iii)    the acceleration of any material Debt obligation of the Seller or the termination of any credit facility of the Seller;
(iv)    any other action, event or condition of any nature (excluding general economic conditions) that, if unremedied after any relevant notice, lapse of time or both, could reasonably be expected to result in either (A) the Seller’s being in breach of or out of compliance with any provision of Sections 17.12, 17.13, 17.14 and 17.15 (Financial Covenants) or (B) a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;
(v)    the curing by the Seller, or the waiver by the other party to the relevant agreement, instrument or indenture, of any event described in Section 16.10(f)(i) and, in the case of curing, whether the event was cured before any applicable grace or notice and opportunity to cure period had expired;
(vi)    any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action the Seller proposes to take with respect to it;
(vii)    the suspension, revocation or termination of Seller’s eligibility, in any respect, as lender, seller/servicer or issuer for any Agency or Approved Investor; or
(viii)    any Control Failure with respect to a Purchased Loan that is an eMortgage Loan or any Unauthorized Servicing Modification.
16.11.    Payment of Taxes, Etc. The Seller will, and will cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things that, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.
16.12.    Insurance; fidelity bond.The Seller will, and will cause each of its Subsidiaries to:
(a)     maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Agent without charge upon the Agent’s request made from time to time; and
(b)    obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering the Seller's officers and employees and other persons acting on behalf of the Seller, which policies shall including an endorsement naming the Agent as lenders loss payee. The amount of coverage shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to the Seller if the Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, the Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 16.12(b). Coverage of the Seller under any policy or bond obtained by an Affiliate of the Seller and providing the coverage required by this Section 16.12(b) shall satisfy the requirements of this Section 16.12(b). Upon the request of the Agent, the Seller shall cause to be delivered to the Buyer evidence of such fidelity bond and insurance policies.
16.13.    Maintain Lien on Mortgaged Premises. The Seller will maintain the Lien on the Mortgaged Premises securing each Purchased Loan as a first Lien (or, for Second Mortgage Loans (USBHM), as a second Lien), subject only to the Permitted Encumbrances.
16.14.    Certain Debt to Remain Unsecured. The Seller will cause any and all obligations of the Seller to any shareholder, officer or Affiliate of the Seller, whether such debt exists as of the Effective Date or is incurred in the future, to remain at all times unsecured.
16.15.    Promptly Correct Escrow Imbalances. By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller (or any subservicer for it), the Seller will fully and completely correct and eliminate such imbalance.
16.16.    MERS Covenants.The Seller will:
(a)    be a “Member” (as defined in the MERS Agreements) of MERSCORP and eligible to register and transfer eMortgage Loans in the MERS eRegistry;
(b)    maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;
(c)    provide the Agent with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);
(d)    not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of the Electronic Tracking Agreement;
(e)    register each Purchased Loan in the MERS System and designate the Agent as “interim funder” of such Purchased Loan no later than three (3) Business Days after it is purchased or deemed purchased hereunder;
(f)    at the request of the Agent, take such actions as may be requested by the Agent to:
(i)    transfer beneficial ownership of any Purchased Loan to the Agent on behalf of the Buyers on the MERS System; or
(ii)    de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;
(g)    provide the Agent with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Agent:
(i)    Co-existing Security Interest (MERS form IA);
(ii)    Release of Security Interest by Interim Funder (MERS form IB);
(iii)    Interim Funder Rejects (MERS form IC);
(iv)    Paid in Full Verification (MERS form DK); and
(v)    such other reports as the Agent may reasonably request to verify the status of any Purchased Loan on the MERS System;
(h)    notify the Agent of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System;
(i)    Comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Mortgage Loans that are registered with MERS and, with respect to Purchased Mortgage Loans that are eMortgage Loans, the maintenance of the related eNotes on the MERS eRegistry for as long as such Purchased

Mortgage Loans are so registered;
(j)    obtain the prior written consent of the Agent before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement) with any other Person.
16.17.    Special Affirmative Covenants Concerning Purchased Loans.
(a)    Until both (i) all of the Purchased Loans shall have been repurchased by the Seller and (ii) the Buyers have no obligation to purchase any additional Loans hereunder or provide any other financial accommodations to the Seller under or otherwise in respect of this Agreement, the Seller warrants and will defend the right, title and interest of the Buyers and the Agent in and to the Purchased Loans against the claims and demands of all persons whomsoever.
(b)    As soon as they become available and in any event within seven (7) Business Days after the Purchase Date for Wet Loans, the Seller will cause to be assembled and delivered to the Custodian all Basic Papers relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Purchased Loans have not previously been delivered to the Custodian, the Seller will promptly deliver (or cause to be delivered) to the Custodian, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.
(c)    The Seller shall maintain, at its principal office or in a regional office not disapproved by the Agent, or in the office of a computer service bureau engaged by the Seller and not disapproved by the Agent, and upon request shall make available to the Agent and the Custodian the originals of all Loan Papers and related instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Purchased Loans that are held by or under the direction or control of the Seller or any of its Affiliates and that have not already been provided to the Agent or the Custodian.
(d)    The Seller shall ensure that, if a Mortgage Loan that is to be funded and sold to the Buyers as a Wet Loan does not close on the proposed Purchase Date, all amounts remitted by the Agent for the payment of the Purchase Price shall be returned promptly within one (1) Business Day to the Agent for the benefit of the Buyers and if such funds are not so returned, the Seller shall pay promptly within one (1) Business Day a like amount to the Agent for the benefit of the Buyers plus any accrued Price Differential. The Seller acknowledges that until such time as the Mortgage Loan is deemed to have been sold to the Buyers, the Seller has no interest in, nor any claim to such amounts and shall, if it receives such amounts, hold such amounts in trust for the Buyers and shall promptly remit such funds to the Agent for disbursement to the Buyers.
16.18.    Coordination with Other Lenders/Repo Purchasers and Their Custodians. The Seller will provide to the Agent the current name, address and contact information concerning each of the Seller’s other mortgage warehouse credit and repurchase facilities, will update such information provided to the Agent as changes to the facilities or such name, address or contact information occurs, and will cooperate and assist the Agent in exchanging information with such others (and their document custodians or trustees) to prevent conflicting claims to and interests in Purchased Loans between or among repurchase facilities counterparties or lenders, and promptly correct such conflicting claims as may arise from time to time. The Seller will execute and deliver to the Agent any intercreditor agreement Agent may require pursuant to Section 17.8.
17    Negative Covenants.
Except with the prior written consent of the Required Buyers, the Seller shall comply (both directly and indirectly) with the following negative covenants, for so long as the Commitments are outstanding or until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents:
17.1.    No Merger. The Seller shall not merge or consolidate with or into any Person.
17.2.    Limitation on Debt and Contingent Indebtedness. At no time shall the Seller or any Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Debt or Contingent Indebtedness except:
(a)    the Obligations;
(b)    trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;
(c)    with the prior written consent of the Required Buyers (which consent shall not be unreasonably withheld, delayed or conditioned upon fees), Debt under a mortgage warehousing facility, mortgage repurchase facility or off-balance sheet indebtedness under another financing arrangement;
(d)    liabilities to the Parent or other Affiliates incurred in the ordinary course of business as currently conducted; and
(e)    liabilities under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.
17.3.    Business. The Seller shall not, directly or indirectly, engage in any businesses which differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business.
17.4.    Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this Section 17.4, neither the Seller nor any Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business. Except as provided herein for the Purchased Loans, the Seller and the Subsidiaries may sell other

Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant to other repurchase facilities or mortgage warehousing facilities allowed hereunder, any Subsidiary may sell its property, assets or business to the Seller or another Subsidiary, and any Subsidiary may liquidate or dissolve if at the time thereof and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.
17.5.    Loans, Advances, and Investments. Neither the Seller nor any Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:
(a)    Cash Equivalents;
(b)    Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;
(c)    Mortgage Loans acquired in the ordinary course of the Seller’s business;
(d)    Investment in any existing Subsidiary; provided that at the time any such investment is made and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing;
(e)    promissory notes of MDC Holdings, Inc. issued in support of Permitted Letters of Credit;
(f)    Investments in the Parent or other Affiliates incurred in the ordinary course of business as currently conducted; and
(g)    Investments arising in connection with the Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.
17.6.    Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Debt or Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock,” or for any other purpose that might constitute this transaction a “purpose credit,” in each case within the meaning of Regulation U or otherwise take or permit to be taken any action that would involve a violation of Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System. The Seller shall not, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Transactions, whether as Agent, Buyer, underwriter, advisor, investor, or otherwise).
17.7.    Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement (including, without limitation, the transactions permitted under Section 17.2 or Section 17.5) and are in the ordinary course of the Seller’s business.
17.8.    Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien, upon any of its Mortgage Notes or any property related thereto, including but not limited to the Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Agent, other than: (a) Liens under approved warehouse or repurchase facilities under Section 17.2(c), and (b) Liens granted to the Buyers under Section 10.
17.9.    ERISA Plans. Neither the Seller nor any Subsidiary shall adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan.
17.10.    Change of Principal Office; Fiscal Year. The Seller shall not move its principal office, executive office or principal place of business from the address set forth in this Agreement or change its Fiscal Year, without prior written notice to the Agent and each Buyer.
17.11.    Distributions. The Seller shall make no payment of dividends or distributions to Parent if either before or after giving effect thereto a Default or an Event of Default exists or shall be caused thereby.
17.12.    Adjusted Tangible Net Worth. At all times, the Seller’s Adjusted Tangible Net Worth shall not be less than Twenty One Million Dollars ($21,000,000).
17.13.    Adjusted Tangible Net Worth Ratio. At all times, the ratio of (i) Total Liabilities to (ii) the Adjusted Tangible Net Worth shall not be more than 10.0 to 1.0.
17.14.    Adjusted Net Income. As of the end of each month, the Seller’s net income, determined in accordance with GAAP, for the twelve consecutive months then ended shall not be less than One Dollar ($1.00).
17.15.    Liquidity. The Seller’s Liquidity shall at all times be no less than Fourteen Million Dollars ($14,000,000).
17.16.    Special Negative Covenants Concerning Purchased Loans. Except to correct errors or omissions in Loan Papers, without the written consent of the Agent given on a case-by-

case basis, the Seller shall not amend or modify, or waive any of the terms and conditions of any Purchased Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Purchased Loans (which is concurrently sold by the Seller to the Buyers) in liquidation of any Purchased Loans.
17.17.    No Changes in Accounting Practices. The Seller shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.
18    Events of Default; Event of Termination.
18.1.    Events of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:
(a)    The Seller shall default in the payment of (i) the Repurchase Price for any Purchased Loans on the applicable Repurchase Date, (ii) any Price Differential, Facility Fees or Agent’s Fees when due and fail to cure such default within one (1) Business Day, (iii) any amount required to be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 6.2 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, and the Seller fails to pay the same within three (3) Business Days after the date such Obligation becomes due.
(b)    An Event of Insolvency occurs with respect to the Seller, MDC Holdings, Inc., or a Subsidiary.
(c)    Any representation or warranty made by the Seller under any Repurchase Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that in the case of representations and warranties made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.
(d)    Any covenant contained in Sections 16.4, 16.16 or 17 (except for the covenants contained in Sections 17.10 and 17.16) shall have been breached.
(e)    Any covenant contained in Sections 16, 17.10 or 17.16 shall have been breached in any material respect (except for the covenants in Sections 16.4 or 16.16), or any other covenant or agreement contained in any Repurchase Document is breached in any material respect, and in each case, such breach is not cured within fifteen (15) calendar days of the earlier of the Seller’s knowledge of such breach or the Seller’s receipt of notice of such breach from any source; provided, that in the case of covenants made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.

(f)    Failure of the Seller or any of its Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation (other than nonrecourse MBS Debt of any Affiliate formed for the purpose of issuing such Debt), or any breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture, repurchase agreement or financing agreement or other agreement relating thereto, if the effect of any such failure, default, breach or event referred to in this Section 18.1(f) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Seller or any of its Subsidiaries in the aggregate amount of One Million Dollars ($1,000,000) or more to become or be declared due before its stated maturity.
(g)    A Change of Control shall occur.
(h)    A material adverse change shall occur in any of the Central Elements relative to the Seller and its Subsidiaries, taken as a whole.
(i)    The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.
(j)    This Agreement shall cease to be in full force and effect or its enforceability is disputed or challenged by the Seller.
(k)    The Seller shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its Subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant Subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant Subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (A) all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (B) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
(l)    Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) (in excess of relevant insurance coverage reasonably satisfactory to the Agent in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller and its Subsidiaries, if any, taken as a whole).
(m)    The Seller shall have failed to comply in any material respect with its obligations under the Custody Agreement; provided, that in the case of any such failure affecting particular Purchase Loans, such failure shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which the failure occurred, no other Event of Default shall have occurred and be continuing.
(n)    The Seller, as Servicer, shall fail in any material respect to service the Purchased Loans in conformance with Accepted Servicing Practices, and shall have failed to cure the same within five (5) Business Days after Agent provides notice thereof.
18.2.    Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Agent (which option shall be deemed to have been exercised, even if no notice has been given, upon the occurrence of an Event of Insolvency), the Agent may, or at the direction of the Required Buyers shall, declare the Repurchase Date for any or all Transactions hereunder, upon written notice to the Seller, to be deemed immediately to occur.
18.3.    Termination by the Agent. If the Agent has exercised or is deemed to have exercised the option to terminate any Transactions referred to in Section 18.2, (a) the Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (b) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (i) the greater of the Pricing Rate for such Transaction and the Default Pricing Rate by (ii) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 18.2 (decreased as of any day by (A) any amounts retained by the Buyers with respect to such Purchase Price pursuant to clause (c) of this Section 18.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (a) of Section 18.4, and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 18.4) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (c) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Agent and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (d) the Seller shall immediately deliver or cause the Custodian to deliver to the Agent any documents relating to Purchased Loans subject to such Transactions then in the Custodian’s, the Seller’s, its Servicer’s or its Subservicer’s possession.
18.4.    Remedies. Upon the occurrence of an Event of Default, the Agent, without prior notice to the Seller, may (and, at the direction of the Required Buyers, shall) (a) immediately sell, in a recognized market at such price or prices as the Agent may deem satisfactory, any or all Purchased Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (b)  in lieu of selling all or a portion of such Purchased Loans, to give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder (c) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of the Seller, (d) exercise its rights under Section 8 regarding the Income Account and Escrow Account, (e) by notice to the Seller, declare the Termination Date to have occurred, except that in the case of any event described in Section 18.1(b), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event, and (f) deliver a “Notice of Default” (as defined in the Electronic Tracking Agreement) to MERS and the Electronic Agent and exercise any other rights with respect to any Mortgage Loan on the MERS System or the MERS eRegistry. The proceeds of any disposition in clause (a) or (b) above shall be applied first to the reasonable costs and expenses incurred by the Buyers in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Loans and costs and expenses of disposition of such Purchased Loans); second to the aggregate Price Differential owed hereunder, third to the remaining aggregate Repurchase Prices owed hereunder; fourth to any other accrued and unpaid obligations of the Seller hereunder and under the other Repurchase Documents, fifth to any Servicer or Subservicer (other than the Seller) for payment of any servicing fees due and payable as of such date, sixth to the net obligations of the Seller under any Hedge Agreements related to the Purchased Loans, and seventh any remaining proceeds to the Seller.
18.5.    Liability for Expenses and Damages. The Seller shall be liable to the Buyers for (a) the amount of all reasonable legal or other expenses incurred by the Buyers in connection with or as a result of an Event of Default, (b) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (c) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.
18.6.    Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (a) paid in full by the Seller or (b) satisfied in full by the exercise of the Buyers’ rights hereunder. Interest on any sum payable by the Seller under this Section 18.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.
18.7.    Other Rights. In addition to its rights hereunder, the Buyers shall have any rights otherwise available to them under any other agreement or applicable law.
18.8.    Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, the Seller may repurchase Purchased Loans, on a servicing released basis, and resell such Purchased Loans; provided that upon the occurrence and during the continuance of an Event of Default, the Seller may repurchase Purchased Loans by payment of the Repurchase Price therefor only upon approval of the Agent in its discretion exercised in accordance with the provisions of Section 22.

18.9.    Sale of Purchased Loans. The parties acknowledge and agree that (a) the Purchased Loans subject to any Transaction hereunder are instruments traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, the Agent may establish the source therefor, (c) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans) and (d) in soliciting price, bid and offer quotations for any Purchased Loan, it is reasonable for the Agent to use only the information provided by the Seller pursuant to Section 16.5(g). The parties further recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Agent may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate the Agent to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Agent or the Buyers.
19    Servicing of the Purchased Loans.
19.1.    Servicing Released Basis. Consistent with the Buyers’ purchase of the Purchased Loans on a servicing-released basis, the Seller shall have no ownership right whatsoever as to any of the Purchased Loans or the servicing rights related thereto. Rather, the Seller shall have only servicing responsibilities with respect to the Purchased Loans that are subject to termination in accordance with Section 19.7. The Seller and the Buyers hereby acknowledge and agree that the provisions contained in this Section 19 are intended to be for the benefit of the Buyers and are an essential part of this Agreement, and that the nature and purpose of the purchase and sale obligations and the servicing obligations hereunder are interrelated. The Seller acknowledges that if an Event of Default has occurred and is continuing, the Agent for the benefit of the Buyers may, upon written notice to the Seller, without payment of any termination fee or other amount to the Seller, sell any or all of the Purchased Loans on a servicing released basis at the cost and expense of the Seller.
19.2.    Servicing and Subservicing. The Seller hereby agrees, for the benefit of the Buyers, to service or contract with Subservicers to service the Purchased Loans in accordance with this Agreement and Accepted Servicing Practices. The Seller’s fees for its duties as Servicer, until terminated under Section 19.7, shall be twenty-five (25) basis points per annum on the unpaid Principal Balance of each Purchased Loan, payable from Income in accordance with the provisions of Section 8.2. Servicer shall, and shall cause each Subservicer to, (a) comply with all applicable Federal, State and local laws and regulations in all material respects, (b) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (c) not impair the rights of the Buyers in any Purchased Loans or any payment thereunder. The Agent may terminate the servicing of any Purchased Loan with the then existing Servicer in accordance with Section 19.7. The Seller shall not be entitled to any servicing fee or other compensation in connection with its performance of the servicing responsibilities with respect to the Purchased Loans except to the extent that the Seller is Servicer. Nothing in this Section 19.2 shall be deemed to impair the rights of any Subservicer to fees and other compensation to which it is entitled under the applicable Servicing Agreement.
19.3.    Escrow Payments. The Seller shall cause Servicer and any Subservicers to hold or cause to be held all escrow payments collected by the Seller with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.
19.4.    Escrow and Income after Event of Default. After the occurrence and during the continuance of an Event of Default, (a) all funds received on or in connection with a Purchased Loan shall be received and held by the Seller, Servicer and each Subservicer in trust for the benefit of the Agent on behalf of the Buyers as owner of the Purchased Loans, and (b) neither the Seller nor Servicer shall be deemed to have any rights or ownership interest in such funds prior to their being remitted to the Agent on behalf of the Buyers.
19.5.    Servicing Records. The Seller agrees that the Agent, on behalf of the Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”). The Servicing Records are and shall be held in trust by the Seller, Servicer and each Subservicer for the benefit of the Agent as the owner thereof on behalf of the Buyers. Upon notice from the Agent after the occurrence and during the continuance of an Event of Default, the Seller will cause Servicer and each Subservicer to (a) designate the Buyers as the owner of each Purchased Loan in its collateral tracking system, (b) segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of assets that are not Purchased Loans, (c) safeguard such Servicing Records and (d) deliver them promptly to the Agent or its designee (including Custodian) at the Agent’s request.
19.6.    Subservicer Instruction Letter. The Seller shall, prior to the initial Purchase Date of Purchased Loans serviced by any Subservicer, provide to the Buyers a Subservicer Instruction Letter addressed to and agreed to by such Subservicer of the related Purchased Loans.
19.7.    Termination of Servicing. At any time in the Agent’s sole discretion, the Agent shall have the right to (A) terminate the Seller’s rights as Servicer, and any Subservicer’s rights, if any, and obligations with respect to servicing of the Purchased Loans without payment of any penalty or termination fee (1) immediately with respect to the Seller and (2) with respect to any Servicer (other than the Seller) or Subservicer, as promptly as possible subject to the terms and conditions of the applicable Servicing Agreement and Subservicer Instruction Letter; provided that any such termination shall be deemed to have occurred automatically upon the occurrence of an Event of Default set forth in Section 18.1(b), (B) require the Seller to enforce its rights and remedies, as agent for and for the benefit of the Buyers in accordance with the Agent’s commercially reasonable instructions, with respect to any Purchased Loans under any Servicing Agreement, and (C) succeed to the rights and remedies of the Seller with respect to any

Purchased Loans under any Servicing Agreement to the extent permitted by, and subject to, the terms of such Servicing Agreement (but not the obligations or liabilities of the Seller incurred prior to the date of such succession) and related Subservicer Instruction Letter. Upon any such termination, the Seller shall, and shall cause each Subservicer to, (i) perform the servicing responsibilities with respect to the Purchased Loans in accordance with the terms of this Agreement until the transfer of servicing responsibilities is effectuated and (ii) cooperate, at the Seller's expense, in transferring such servicing responsibilities with respect to the Purchased Loans to a successor Servicer appointed by the Agent in its sole discretion. Upon termination of the Seller as Servicer and without limiting the generality of the foregoing, the Seller shall, in the manner and at such times as the successor servicer or the Agent shall request, (i) promptly transfer all data in the Servicing Records relating to the Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, the Agent or its designee, all other files, records correspondence and documents relating to the Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and the Agent to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the Purchased Loans. Servicer acknowledges and agrees that if it fails to cooperate with the Agent or any successor servicer in effecting the termination of the Seller as Servicer of any Purchase Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof, the Agent and the Buyers will be irreparably harmed and entitled to injunctive relief.
19.8.    Notice from Seller. If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any Purchased Loan has failed to perform in any material respects the Seller’s obligations under the Repurchase Documents or any of the material obligations of such entities with respect to the Purchased Loans, the Seller shall promptly notify the Agent.
19.9.    Seller Remains Liable. Notwithstanding any Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Seller shall remain obligated and primarily liable to the Buyers for servicing and administering of the Purchased Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Servicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if the Seller alone were servicing and administering the Purchased Loans. All actions of each Subservicer performed pursuant to the related Servicing Agreement shall be performed as an agent of the Seller with the same force and effect as if performed directly by the Seller and the Buyers shall have no obligations, duties or liabilities with respect to any Subservicer including no obligation, duty or liability of the Buyers to pay any Subservicer’s fees and expenses, provided, however, that each Subservicer may retain any amounts collected by it that it is entitled to retain pursuant to the applicable Servicing Agreement or Subservicer Instruction Letter. The Seller shall be entitled to enter into any agreement with each Subservicer for indemnification of the Seller by the Subservicer and nothing contained in this Repurchase Agreement shall be deemed to limit or modify such indemnification.

19.10.    Backup Servicer. The Agent shall have the right, in its sole discretion, to appoint a Backup Servicer that will (i) serve as a backup servicer of the Purchased Loans until such time as the Agent shall elect to appoint the Backup Servicer as successor servicer of the Purchased Loans and (ii) become the successor servicer of the Purchased Loans at the Agent’s option. In connection with the appointment of a Backup Servicer as provided in the preceding sentence, the Agent may make such arrangements for the compensation of Backup Servicer out of Income on the Mortgage Loans or otherwise as the Agent and such Backup Servicer shall agree. The Seller shall provide Backup Servicer with such data, files and information, in form, format and content as Backup Servicer may reasonably request and that the Seller’s servicing system can provide, in order to permit Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by the Seller on a monthly basis as required by Backup Servicer.
19.11.    Successor Servicer. If Backup Servicer or any other Person is appointed by the Agent to act as a successor servicer of the Purchased Loans pursuant to the preceding section, the Seller (in its capacity as Servicer hereunder) shall, and shall cause each Subservicer, subject to such Subservicer’s rights under any applicable Servicing Agreement, and Subservicer Instruction Letter, to discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the successor Servicer. Within five (5) Business Days of the appointment of a successor Servicer of the Purchased Loans, the Seller shall, and shall cause each Subservicer to, prepare, execute and deliver to such successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to the successor Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of assignments of Mortgage. The Seller shall (and shall cause each Subservicer to) cooperate with the Agent and the successor Servicer in effecting the transfer of servicing responsibilities to Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to Backup Servicer for administration by it of all Income with respect to the Purchased Loans which shall at the time be held or received by the Seller or any Subservicer. the Seller shall deliver immediately to the successor Servicer all Purchased Loan documents and related documents and statements held by it or any Subservicer hereunder and the Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the Seller as servicer of the Purchased Loans.
20    Payment of Expenses; Indemnity; Damages Waiver.
20.1.    Expenses.
(a)    The Seller shall pay on demand all of the Agent’s reasonable out-of-pocket fees and expenses (including the fees and expenses for legal services) incurred by the Agent and the Custodian in connection with this Agreement and the Custody

Agreement and the Transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including the reasonable out-of-pocket fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custody Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements, (ii) any Transaction under this Agreement, (iii) the administration and syndication of this Agreement and of any Transaction and (iv) any amendments and waivers regarding any of the foregoing. The obligation of the Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.
(b)    The Seller shall pay all of the Agent’s and each Buyer’s, out-of-pocket costs and expenses, including reasonable attorneys’ fees, after the occurrence of any Default or Event of Default in connection with the enforcement of this Agreement, the Custody Agreement and the other Repurchase Documents, including in connection with any (i) bankruptcy, (ii) other insolvency proceeding, or (iii) any workout or consultation involving the Buyers’ rights and remedies, the purchase and repurchase of the Purchased Loans and the payment of Price Differential in connection therewith.
(c)    The Seller shall pay, and hold the Agent, the Buyers and any other owners or holders of any of the Obligations harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)    The Seller shall pay all of the Agent’s Fees and any other fees under this Agreement and the other Repurchase Documents.
20.2.    Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Agent, the Buyers and any of their respective officers, directors, employees, agents, advisors and Affiliates (the “Indemnified Parties”) from and against, the “Indemnified Liabilities,” which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, disbursements and reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) of any kind whatsoever which may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, provided that the Seller shall not have any obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party, (ii) a bad faith, material breach of this Agreement by such Indemnified Party, or (iii) disputes solely among Indemnified Parties (it being understood that this clause (iii) shall not apply to the indemnification of the Agent in a suit involving the Agent in its capacity as such).
20.3.    Damage Waiver. To the fullest extent permitted by applicable law, the Seller hereby waives any claim against any Indemnified Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the transactions contemplated by the Repurchase Documents.
21    Single Agreement.
The Buyers, the Agent and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Agent, the Buyers and the Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
22    Relationships among the Agent and the Buyers.
22.1.     Agent’s Duties. In its capacity as Agent until all Purchased Loans have all been repurchased by the Seller, all other Obligations have been satisfied and the Buyers have no further Commitments or other obligations under this Agreement and the other Repurchase Documents, the Agent shall:
(a)    hold the Repurchase Documents and (by the Custodian’s holding the Purchased Loans as bailee for the Agent) the Purchased Loans for the benefit of each Buyer, and each Buyer (including U.S. Bank) shall be deemed to have an interest in the Repurchase Documents on any day in proportion to its Pro Rata undivided ownership interest in the Purchased Loans on that day;
(b)    send timely bills to the Seller for the Facility Fee and other sums due and receive all sums on account of the Purchased Loans or with respect to them;
(c)    use reasonable diligence to obtain from the Seller and promptly remit to each Buyer such Buyer’s Pro Rata share of Repurchase Prices for Purchased Loans and other sums received by the Agent on account of the Purchased Loans or with respect to them, in accordance with this Agreement;
(d)    use reasonable diligence to recover from the Seller all expenses incurred that are reimbursable by the Seller, and promptly remit to each Buyer its Pro Rata share (if any) thereof;
(e)    perform the obligations of the Agent that are specifically ascribed to the Agent by this Agreement, including, with the approval or at the direction of the Required Buyers, the remedies afforded the Buyers pursuant to Sections 18.2, 18.3, 18.4 and 18.7;

(f)    hold the Purchased Loans and all security interests established hereby ratably for itself as the Agent and representative of the Buyers; and
(g)    request from the Seller, and promptly forward to the Buyers, such information as any of the Buyers may reasonably request the Agent to obtain from the Seller, consistent with the terms of this Agreement.
Notwithstanding anything in this Agreement to the contrary, the Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Buyers, and such instructions shall be binding upon all Buyers, their permitted successors, assigns and participants; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or which is contrary to the Repurchase Documents or applicable law.
22.2.    Limitation on Duty to Disclose. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Seller or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
22.3.    Actions Requiring All Buyers’ Consent. No amendment or waiver of, or any action with respect to, any provision of this Agreement or any of the Repurchase Documents shall in any event be effective unless the same shall be in writing signed by all Buyers with respect to any amendment or waiver or any action that:
(a)    Increases the Maximum Aggregate Commitment (it being understood that, for purposes of this Section 22.3(a), the Buyers’ execution of this Agreement evidences such Buyers’ consent to any increase in the Maximum Aggregate Commitment in accordance with the provisions of Section 2.6 hereof).
(b)    Agrees to any reduction in any Pricing Rate, Repurchase Price or fee provisions of this Agreement, excluding the provisions relating to the Agent’s Fee.
(c)    Acknowledges termination of the Buyers’ ownership interest in the Purchased Loans or releases any Lien held under the Repurchase Documents other than in accordance with the Repurchase Documents.
(d)    Changes any Buyer’s Pro Rata share of ownership of the Purchased Loans other than in accordance with the express provisions of the Repurchase Documents.
(e)    Agrees to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part.
(f)    Agrees to any change to the definition of “Required Buyers” or to any provisions of this Agreement or any of the other Repurchase Documents that requires the consent, approval or satisfaction of all of the Buyers or each of the Buyers.
(g)    Extends the Termination Date or the due date of any required payment other than in accordance with the express provisions of the Repurchase Documents.

(h)    Agrees to any change in this Section.
(i)    Agrees to any change in the Buyer’s Margin Percentage rates.
(j)    Releases the Seller from any of its obligations other than in accordance with the express conditions of the Repurchase Documents or changes any amount due under the terms of the Repurchase Documents.
(k)    Modifies the sharing provisions of Section 22.7.
In the event of any conflict between the provisions of this Section 22.3 and any other provisions of this Agreement or the other Repurchase Documents, this Section 22.3 shall govern.
22.4.    Actions Requiring Required Buyers’ Consent. All amendments hereto, waivers or actions taken hereunder that are not described in Section 22.3 and Section 22.5, require the written consent or ratification of the Required Buyers except for actions that are specifically reserved to the Agent under Sections 6.1 and 6.6; provided that no amendments, waivers or actions taken hereunder that relate to the rights or obligations of the Agent shall be effective without the prior written consent of the Agent. The Agent will, at the direction of the Required Buyers, but may not, without the consent of the Required Buyers, take any enforcement action or exercise any remedies under this Agreement and the Repurchase Documents which arise after the occurrence of an Event of Default.
22.5.     Agent’s Discretionary Actions. Subject to the limitations of Sections 22.3 and 22.4, in its capacity as Agent and without seeking or obtaining the consent of any of the other Buyers (although it may elect to obtain such consent before acting it if deems that desirable), the Agent may:
(a)    agree or consent to any change in the handling of Purchased Loans not involving more than Two Million Dollars ($2,000,000) of the Purchased Loans in the aggregate at any time and which in the Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries (for purposes of clarity, this allows the Agent to count as an Eligible Loan a Purchased Loan that would otherwise be disqualified because it appears on a Custodian’s Exception Report because the Basic Papers for such Purchased Loan have been shipped to the Seller for correction or to an Approved Investor for purchase and have not been paid for or returned to the Custodian within any applicable time period specified on Schedule DQ);
(b)    reconvey or exchange, in whole or in part, any Purchased Loans that are required to be reconveyed or exchanged in accordance with the Repurchase Documents;
(c)    approve any new Approved Investor proposed by the Seller (and the Agent will promptly provide to any Buyer that requests it a current list of Approved Investors);
(d)    exercise any options or approval rights expressly provided in this

Agreement, including, without limitation, execution and delivery of intercreditor agreements and documents related thereto as contemplated by Section 17.8; and
(e)    do or perform any act or thing that, in the Agent’s reasonable judgment, is necessary or appropriate to enable the Agent to properly discharge and perform its duties under this Agreement or the Custody Agreement, or that in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Purchased Loans and/or the Repurchase Documents, the Buyers’ Pro Rata undivided ownership interests in and to the Purchased Loans, the Lien created by this Agreement and its priority, or any of the Central Elements in respect of the Seller or any of its Subsidiaries, or to preserve and protect the interest of the Buyers in any of the foregoing.
22.6.    Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Agent and from time to time upon the Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Agent, in its capacity as Agent, to effectively administer this Agreement and the other Repurchase Documents, the Purchased Loans and each Buyer’s Pro Rata undivided ownership interest in the Purchased Loans in the manner contemplated by this Agreement. The Agent and each of the Buyers agree to provide notice to the other parties if they have actual knowledge of an Event of Default at any time.
22.7.    Buyers’ Sharing Arrangement.
(a)    Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of Repurchase Price, Margin Deficit, Pricing Differential or any fees, that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Loans, then such Buyer receiving such excess amount shall purchase from the other Buyers an participation interest in the Purchased Loans in such amount as shall result in Pro Rata participation and ownership by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and provided further that the provisions of this Section 22.7 shall not apply to the Agent’s Fee under this Agreement or to any fees that the Custodian or any successor custodian might be paid pursuant to the Custody Agreement.
(b)    To the extent that the Seller fails to pay any amount required to be paid to the Agent under Section 20, each Buyer severally agrees to pay to the Agent such Buyer's Funding Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
22.8.    Buyers’ Acknowledgment. Each Buyer other than U.S. Bank hereby acknowledges that U.S. Bank has made no representations or warranties with respect to any Purchased Loan other than as expressly set forth in this Agreement and that U.S. Bank shall have no responsibility (in its capacity as a Buyer, the Agent, or any other capacity or role) for:
(a)    the marketability or collectibility of the Purchased Loans;
(b)    the genuineness, validity, likelihood of performance as and when due or enforceability of any Investor Commitment or the solvency or performance record of any Approved Investor;
(c)    the validity, enforceability or any legal effect of any of the Repurchase Documents, any Loan Papers or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Purchased Loans; or
(d)    the financial condition of the Seller or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repurchase of the Purchased Loans, the genuineness, validity or enforceability of any warehousing facility or repurchase agreement between the Seller and any other lender or repurchase agreement counterparty, the value of any Purchased Loans, the effectiveness of any of the provisions of the Repurchase Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses or the accuracy of any information supplied by or to be supplied in connection with any of the Seller or any of its Subsidiaries or Affiliates, or otherwise with respect to this Agreement, any Purchased Loans or any source of equity or other financing for any of the Seller, any of its Affiliates or any other warehouse lender or repurchase agreement counterparty.
22.9.     Agent Market Value Determinations. The parties hereto agree and acknowledge that, in determining the Market Value of the Purchased Loans, the Agent (i) shall determine Market Value as a third party service provider, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, and (ii) shall not be obligated to do that same or similar amount of work or analysis as if it were valuing its own assets, or as if it were valuing such assets for the purchase or sale thereof by it or any other party. The parties hereto agree and acknowledge that any asset valuation information produced by the Agent is intended to be and should be used solely for the limited uses specified in this Agreement and the other Repurchase Documents, and is not intended to be and should not be used by any Person for any other purpose. The parties hereto further agree and acknowledge that the Agent may elect to determine the Market Value for any Purchased Loan by determining the market bid price for a portfolio containing all Purchased Loans and allocating such portfolio market bid price among each individual Purchased Loan.
22.10.     Agent’s Representations to Buyers. The Agent hereby represents and warrants to the Buyers (other than U.S. Bank) that:
(a)    the Agent has delivered to each Buyer true copies of the originals of those Repurchase Documents that have been specifically requested by that Buyer; and

(b)    the Agent has no current actual knowledge that any Default or Event of Default has occurred and is continuing on the Effective Date.
22.11.     Agent’s Duty of Care, Express Negligence Waiver and Release. At all times until all Purchased Loans have all been repurchased by the Seller and the Buyers have no further commitments or other obligations under this Agreement and the other Repurchase Documents, the Agent shall exercise the same degree of care in handling the Purchased Loans as U.S. Bank exercises with respect to loans that are held solely by U.S. Bank for its own account, and the Agent, in its capacity as Agent shall have no responsibility to the Buyers other than to exercise such standard of care and, in any event, U.S. Bank shall have no liability with respect to any other Buyer’s Pro Rata interest in the Purchased Loans except for U.S. Bank’s own fraud, gross negligence or willful misconduct. Except in the case of its own fraud, gross negligence or willful misconduct, neither the Agent, any Buyer, nor any of their officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Custody Agreement or any of the other Repurchase Documents reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Repurchase Documents or be responsible for consequences of any error of judgment, the Buyers expressly intending to hereby waive and release all present and future claims and rights against the Agent (i) owed, in whole or in part, under any claim or theory of strict liability or (ii) for damages or injuries caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct. Except as otherwise specifically and expressly set forth in this Agreement, the Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement, any supplement, amendment or restatement of it or of any other Repurchase Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Repurchase Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Repurchase Documents on the part of the Seller or anyone else. Without limiting the generality of the foregoing provisions of this Section 22.11, the Agent, in its capacity as Agent, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Repurchase Documents or otherwise in respect of any Purchased Loans, this Agreement and its parties, and shall be fully protected in relying upon such advice.
22.12.    Calculations of Shares of Principal and Other Sums. Except as provided to the contrary in Section 6.4 (“Increased Cost”), Section 6.5 (“Capital Adequacy”), Section 7.1 (“Payments to be free of Taxes; Withholding”), Section 7.3 (“Taxes Indemnity”), Section 9.2 (“Fee Letter”) and Section 20 (“Payment of Expenses; Indemnity”), U.S. Bank’s and each other Buyer’s respective shares of Repurchase Prices and other sums received by the Agent on account of the Purchased Loans or with respect to them shall be calculated on the basis of each Buyer’s (including U.S. Bank’s) respective Pro Rata ownership interests in the Purchased Loans from time to time.
22.13.    Resignation or Removal of the Agent. The Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Seller and the Buyers and complying with the applicable provisions of this Section 22. The Required Buyers may remove the Agent for acts constituting gross negligence or willful misconduct by giving notice to the Agent, the Buyers and the Seller. Upon receiving such notice of resignation or removal, with the Seller’s consent, which consent shall not unreasonably be delayed or withheld (provided that the Seller’s consent shall not be required if a Default has occurred that has not been cured by the Seller or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived), a successor Agent shall be promptly appointed by the Required Buyers by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning or removed Agent and one copy to the successor Agent.
22.14.    Effective Date of Resignation of the Agent. No resignation or removal of the Agent shall be effective until both (i) sixty (60) days have elapsed after notice to the Seller and the Buyers of the Agent’s election to resign or its removal, and (ii) a successor agent has been appointed pursuant to the provisions of this Section 22 and has accepted the appointment; provided that if such appointment has not been so made or if the Agent’s duties have not been assumed by the appointed successor on or before ninety (90) days after the date of the Agent’s notice of resignation, the Agent may cease acting as agent and representative of the Buyers hereunder, and shall have no further responsibility therefor, at the close of business on the tenth (10th) Business Day after such ninety-day period.
22.15.    Successor Agent. Any successor Agent appointed as provided in this Section 22 shall execute and deliver to the Seller, the Buyers and to the predecessor Agent an instrument accepting such appointment, and thereupon the resignation of the predecessor Agent shall become effective and such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Agent; provided that upon the written request of the Seller, all of the Buyers or the successor Agent, the resigning Agent shall execute and deliver (a) an instrument transferring to such successor Agent all of the rights of the resigning Agent and (b) to such successor Agent such instruments as are necessary to transfer the Purchased Loans and the Repurchase Documents to such successor Agent (including assignments of all Purchased Loans or Repurchase Documents). Upon the request of any such successor Agent made from time to time, the Seller shall execute any and all papers which the successor Agent shall request or require to more fully and certainly vest in and confirm to such successor Agent all such rights.
22.16.    Merger of the Agent. Any Person into which the Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Agent shall be a party or any Person succeeding to the commercial banking business of the Agent, shall be the successor Agent without the execution or filing of any paper or any further act on the part of any of the parties.
22.17.    Participation; Assignment.
(a)    Participations. Each Buyer reserves the right, without the consent of the Seller, to sell to one or more banks or other entities (a “Participant”), participations in all or any part of such Buyer’s Commitment and Pro Rata ownership share of the Purchased Loans or to pledge, collaterally assign or grant a security interest in any or all of its interests under this Agreement and in the Purchased Loans to any Federal Reserve Bank

or any other Person; provided that no such pledge, participation, collateral assignment or grant of a security interest shall release a Buyer from any of its obligations hereunder or substitute any such participant, pledgee or assignee for such Buyer as a party hereto. Participants shall have no rights under the Repurchase Documents other than certain voting rights as provided below. Each Buyer shall be entitled to obtain (on behalf of its Participants) the benefits of this Agreement with respect to all Participants in its Funding Share of Open Transactions outstanding from time to time; provided that the Seller shall not be obligated to pay any amount in excess of the amount that would be due such Buyer calculated as though no participation had been sold. No Buyer shall sell any participating interest under which the Participant shall have any rights to approve any amendment, modification or waiver of any Repurchase Documents, except to the extent such amendment, modification or waiver requires the consent of all Buyers under Section 22.3. In those cases (if any) where a Buyer grants rights to any of its Participants to approve amendments, modifications or waivers of any Repurchase Documents pursuant to the immediately preceding sentence, such Buyer must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Buyer’s portion of the Purchased Loans (whether held by such Buyer or participated) shall control the vote for all of such Buyer’s portion of the Purchased Loans; provided that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Buyer itself shall be the vote for all of such Buyer’s portion of the Purchased Loans. Except in the case of the sale of a participating interest to a Buyer, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Purchased Loans. In no event may a Participant be an Affiliate of the Seller.
(b)    Assignments. Without any requirements for further consent of the Seller, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to its own Buyer Affiliates or to an assignee that is a Buyer with a Commitment hereunder immediately prior to giving effect to such assignment. With the prior written consent of the Agent and (unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived) the Seller, which consent of the Seller will not be unreasonably withheld, and at no cost to the Seller or the Agent, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to one or more assignees; provided that (1) except in the case of an assignment to a Buyer or a Buyer Affiliate or an assignment of the entire remaining amount of the assigning Buyer’s Committed Sum, no such assignment shall be in an amount less than Ten Million Dollars ($10,000,000), unless each of the Agent and (unless a Default or Event of Default has occurred and continuing) the Seller consents thereto, (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Buyer’s rights and obligations under this Agreement, (3) the assignee, if it is not a Buyer hereunder immediately prior to giving effect to such assignment, shall deliver to the Agent a questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Seller and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, (4) the assignee may not be an Affiliate of the Seller, (5) each such assignment shall be effected pursuant to an Assignment and Assumption substantially in the form of Exhibit F, to be delivered to the Agent together with a processing and recording fee of $2,500 (which shall not be applicable with respect to the initial syndication of the Transactions), with the assignor having no further right or obligation with respect to the rights and obligations assigned to and assumed by the assignee, and (6) neither the Agent nor the Seller may withhold consent to an assignment involving the sale of all or substantially all of the assets of a Buyer unless the Agent arranges a simultaneous assignment of such Buyer’s rights and obligations to itself or another purchaser acceptable to the Agent and the Seller. The Seller agrees that, as to any assignment to any Buyer Affiliate or if the Seller consents to any other assignment, the Seller will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Seller incurs no cost or expense that is not paid by the assigning Buyer and the assignee immediately upon delivery to the Seller of such assignment form. Subject to acceptance and recording thereof pursuant to Section 22.17(d), from and after the effective date specified in each Assignment and Assumption, the assignee shall be a Buyer for all purposes under this Agreement and the other Repurchase Documents, if the assignment is an assignment of all of the assignor’s interest in the Purchased Loans then held by the Agent (or by the Custodian on behalf of the Agent), the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Committed Sums shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedule BC. Any assignment or transfer by a Buyer of rights or obligations under this Agreement that does not comply with this Section 22.17(b) shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 22.17(a).
(c)    The Agent, acting for this purpose as an Agent of the Seller, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Buyers, and the Committed Sum of, and amount owing to, each Buyer pursuant to the terms hereof from time to time the (the “Register”). The entries in the Register shall be conclusive, and the Seller, the Agent and the Buyers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Seller and any Buyer, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Buyer and an assignee, the assignee’s completed questionnaire (unless the assignee shall already be a Buyer hereunder), the processing and recordation fee referred to in Section 22.17(b) and any written consent to such assignment required by Section 22.17(b) hereof, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Buyer or the assignee shall have failed to make any payment required to be made by it hereunder, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 22.17.
(e)    The Seller shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Repurchase Documents and the Purchased Loans pursuant to this Section 22.17 and all such costs and expenses shall be for the account of the Buyer selling its rights in the Purchased Loans to such Person.
22.18.    The Agent and the Buyers are the only Beneficiaries of this Section
. Other than the provisions of Section 22.17, this Section 22 is intended to bind and benefit only U.S. Bank and the other Buyers, and does not benefit and shall not be enforceable by the Seller or any other Person whatsoever.
22.19.    Erroneous Payments.
(a)    If the Agent notifies a Buyer or any other holder of any Obligations (each, a “Buyer Party”), or any Person who has received funds on behalf of a Buyer Party (any such Buyer Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 22.19(b).
(c)    Each Buyer Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Buyer Party under any Loan Document, or otherwise payable or distributable by the Agent to such Buyer Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Agent from a Loan Party for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment.
(f)    Each party’s agreements under this Section 22.19 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Buyer, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.
23    Notices and Other Communications.
All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, or (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides weekday next-Business Day delivery service to the addressee’s location, (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth or (e) emailed (with a confirming fax for any funding request) and/or posted to an internet or intranet website and acknowledged as received as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the other parties given at least five (5) Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 23 and (1) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Business Day or (3) if faxed before the close of business at the recipient’s location on a Business Day, when faxed or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, on the next Business Day thereafter to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid) or (4) if e-mailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if any such faxed or emailed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (5) notices or communications posted to an internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in clause (4) above of notification that such notice or communication is available and identifying the website address therefor:
If to the Seller:

HomeAmerican Mortgage Corporation
4350 S. Monaco Street
Denver, CO 80237
Attention: Senior Vice President, Finance
Telephone: (720) 528-2252
Email: Stephen.McQueen@mdch.com

with a copy to:

M.D.C. Holdings, Inc.
4350 South Monaco Street, Suite 500
Denver, CO 80237
Attention: VP, Corporate Counsel
Telephone: (303) 804-7730
Email: Ted.Sangalis@mdch.com

and

M.D.C. Holdings, Inc.
4350 South Monaco Street, Suite 500
Denver, CO 80237
Attention: Treasurer
Telephone: (303) 804-7710
Email: Clare.Wilson@mdch.com

If to U.S. Bank as Agent or as a Buyer:
U.S. Bank National Association
10035 E. 40th Ave., Suite 100,
Mail Code: DN-CO-OCMB
USBHM Warehouse Lending
Denver, CO 80238
Attn: Millie Maxey
Telephone: (303) 561-9075
Fax: (303) 561-9415
email: mildred.maxey@usbank.com
with a copy to:
U.S. Bank National Association
Mortgage Banking Services
9380 Excelsior Blvd, 3rd FL
Mail Station: EP-MN-X3WL
Hopkins, MN 55343
Attention: Rodney Davis
Telephone: 331-452-1052
email: rodney.davis1@usbank.com

If to the other Buyers, at the addresses shown on Schedule 23.
24    Miscellaneous.
24.1.    Further Assurances. At any time and from time to time, at the sole expense of the Seller, the Seller or the Servicer shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Agent may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Agent, or to otherwise obtain or preserve the benefits or rights granted under this Agreement. In the event the Seller, Servicer or any Subservicer, in the performance of the Servicing Functions shall foreclose any Mortgage for which the Agent and the Buyers have not received the Repurchase Price, all such actions shall be taken in the name of the Agent for the benefit of the Buyers and in accordance with Accepted Servicing Practices.
24.2.     Agent as Attorney in Fact. The Agent is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Agent may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, but subject to Section 18.3, the Agent shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same.
24.3.    Wires to Seller. Any amounts to be transferred by the Agent to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the Operating Account.
24.4.    Wires to Agent. Any amounts to be transferred by the Seller to the Agent hereunder shall be sent by wire transfer in immediately available funds to the Repurchase Settlement Account.
24.5.    Receipt; Available Funds. Amounts received after 2:00 p.m. Denver time on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day. All payments and transfers of cash pursuant to this Agreement shall be made (only if the paying and receiving accounts are with the same financial institution) by journal entries, or (otherwise) by wire transfer, of immediately available funds in U.S. dollars.
24.6.    Document Imaging; Electronic Signatures. Without notice to or consent of the Seller, the Agent may create electronic images of any Repurchase Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Seller and any other parties thereto. The Agent may convert any Repurchase Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Agent’s possession constituting an “authoritative copy” under UETA. If the Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Repurchase Document or other document required to be delivered under the Repurchase Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Agent agrees, in its sole discretion, to accept any electronic signatures of any Repurchase Document or other document required to be delivered under the Repurchase Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Agent may rely on any such electronic signatures without further inquiry.
24.7.    Setoff. If a Default shall have occurred and be continuing, each Buyer, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Buyer or any such Affiliate, to or for the credit or the account of the Seller against any and all of the obligations of the Seller now or hereafter existing under this Agreement or any other Repurchase Document to such Buyer or their respective Affiliates, irrespective of whether or not such Buyer, or Affiliate shall have made any demand under this Agreement or any other related document and although such obligations of the Seller may be contingent or unmatured or are owed to an Affiliate of such Buyer different from the Affiliate holding such deposit or obligated on such indebtedness; provided that all amounts of setoff shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 22.7 and, pending such payment, shall be segregated by such Buyer from its other funds and deemed held in trust for the benefit of the Agent, and the Buyers. The rights of each Buyer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Buyer or their respective Affiliates may have. Each Buyer agrees to notify the Seller and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
25    Entire Agreement; Severability.
This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions. This Agreement may not be amended, modified or supplemented except in accordance with the provisions of Section 22 and such amendment, modification or supplement must be set forth in a writing signed by the parties required to do so in accordance with Section 22. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
26    Non-assignability; Termination.
26.1.    Limited Assignment. Except with respect to any repurchase transaction, sale, transfer, pledge or hypothecation by the Agent or any Buyer pursuant to Section 22.17, the rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any party without the prior written consent of the other parties and any such assignment without the prior written consent of the other parties shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the parties and their respective successors and assigns.
26.2.    Remedies Exception. Section 26.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 18.
26.3.    Agreement Termination. This Agreement shall terminate, automatically and without any requirement for notice, on the date after the Termination Date on which all Obligations have been indefeasibly paid in full, provided, that the provisions of Sections 6.4, 6.5, 7, 16.8(b), 16.9 and 20 shall survive the termination of this Agreement, provided further, that this Agreement and any Open Transactions may be extended by mutual agreement of the Buyers, the Agent and the Seller; and provided further, that no such party shall be obligated to agree to such an extension.

27    Counterparts.
This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.
28    Governing Law, Jurisdiction and Venue.
THIS AGREEMENT (INCLUDING THIS CHOICE-OF-LAW PROVISION) AND THE OTHER REPURCHASE DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ALL CONTROVERSIES AND DISPUTES ARISING UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS SHALL BE RESOLVED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS MADE AND TO BE WHOLLY PERFORMED WITHIN SUCH STATE. THE SELLER, THE AGENT AND THE BUYERS EACH HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, FOR THE PURPOSE OF ANY ACTION OR OTHER PROCEEDING ARISING UNDER, IN CONNECTION WITH OR RELATING TO THE REPURCHASE DOCUMENTS OR ANY RELATED TRANSACTION. To the fullest extent permitted by applicable law, the Seller, the Agent and the Buyers each irrevocably waives any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon it in any such proceeding by registered or certified mail. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the Southern District of New York, or to remove any pending suit to that court. Nothing herein shall affect the right of the Agent or any Buyer to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against Seller in any other jurisdiction or court.
29    Waiver of Jury Trial.
EACH OF THE SELLER (IN ITS CAPACITY AS SELLER AND SERVICER), THE BUYERS AND THE AGENT HEREBY (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF THE SELLER, THE BUYERS AND THE AGENT, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE AGENT IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT

MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, THE SELLER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BUYERS OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY STOCKHOLDER, DIRECTOR, OFFICER, AGENT OR REPRESENTATIVE OF THE SELLER THAT THE BUYERS OR THE AGENT WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.
30    Relationship of the Parties.
This Agreement provides for the sale by the Seller and the purchase by the Buyers (acting through their agent and representative, the Agent) of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyers (and the Agent) is limited to that of seller and repurchaser on the one hand and buyers and resellers (and the Agent as the Buyers’ agent and representative) on the other. The provisions in this Agreement and the other Repurchase Documents for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyers, the Agent to protect the interests of the Buyers as buyers, including their and the Agent’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Repurchase Documents shall be construed as permitting or obligating any Buyer, the Agent to act as a financial or business advisor or consultant to the Seller, as permitting or obligating any Buyer, the Agent to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyers, the Agent to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Repurchase Documents and to obtain the advice of such counsel with respect to all matters contained in the Repurchase Documents including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyers, the Agent to enter into this Agreement, and to execute and deliver this Agreement and the other Repurchase Documents.
31    No Waivers, Etc.
No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the parties required to do so pursuant to Section 23. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 23 will not constitute a waiver of any right to do so at a later date. The rights and remedies of the Buyers hereunder shall be cumulative and not exclusive of any rights and remedies which the Buyers would otherwise have. No failure or delay on the part of the Buyers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
32    Use of Employee Plan Assets.
32.1.    Prohibited Transactions. If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction. The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.
32.2.    Audited Financial Statements Required. Subject to the last sentence of Section 32.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
32.3.    Representations. By entering into a Transaction pursuant to this Section 32, the Seller shall be deemed (i) to represent to the Buyers and the Agent that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition which the Seller has not disclosed to the Agent, and (ii) to agree to provide the Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.
33    Intent.
33.1.    Transactions are Repurchase Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as such terms are defined in Section 101 of the Bankruptcy Code (except insofar as the type of Eligible Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). This Agreement also constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA). The Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.
33.2.    Contractual Rights, Etc. Any party’s right to liquidate Eligible Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18, is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

33.3.    FDIA. If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
33.4.    Master Netting Agreement. It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that a party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.
34    Disclosure Relating to Certain Federal Protections.
The parties acknowledge that they have been advised that:
34.1.    Parties not Protected by SIPA or Insured by FDIC or NCUSIF. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.
34.2.    SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.
34.3.    Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.
35    USA Patriot Act Notification.
The Agent and the Buyers hereby notify the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Agent or the Buyers are required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information that will allow them to identify the Seller in accordance with said Act.
36    Effect of Existing Agreement.
Effective as of the Effective Date, this Agreement amends and replaces in its entirety and restates the Existing Agreement. The terms and conditions of this Agreement supersede, effective as of the Effective Date, the terms and conditions of the Existing Agreement, provided, however, that the obligations incurred under the Existing Agreement shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Transactions entered into under and Obligations incurred under the Existing Agreement which are outstanding on the Effective Date shall continue as Transactions and Obligations under (and shall be governed by the terms of) this Agreement and the other Repurchase Documents.
37    Acknowledgement Regarding Any Supported QFCs
To the extent that the Repurchase Documents provide support, through a guarantee or otherwise, for Interest Rate Protection Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Repurchase Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Repurchase Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Repurchase Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Nonfunding Buyer (as defined in Section 3.9) shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
38    Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Repurchase Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Purchase

Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Repurchase Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

The remainder of this page is intentionally blank; signature pages follow.

EXECUTED as of the Effective Date.
HOMEAMERICAN MORTGAGE CORPORATION, as Seller and Servicer

By: /s/ Clare Wilson
Name: Clare Wilson
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Buyer

By: /s/ Rodney S. Davis_______________
Name: Rodney S. Davis
Title: Senior Vice President

A-2

EXHIBIT A
TO Master Repurchase Agreement

FORM OF REQUEST/CONFIRMATION

To:	From:
U.S. Bank National Association., Agent	HomeAmerican Mortgage Corporation
10035 E. 40th Ave., Suite 100	4350 S. Monaco Street
Mail Code: DN-CO-OCMB	Denver CO 80237
USBHM Warehouse Lending
Denver, CO 80238

Attention: Millie Maxey	Attention: Lisa McCarty
Phone: (303) 561-9075	Phone: 720-528-2254
Fax: (303) 561-9415	Fax: 303-488-4622
email: mildred.maxey@usbank.com	email: lisa.mccarty@mdch.com

Please refer to the Second Amended and Restated Master Repurchase Agreement dated August [_], 2024 among HomeAmerican Corporation (the “Seller”), the buyers from time to time party thereto (the “Buyers”) and U.S. Bank National Association, as agent to the Buyers (in such capacity, the “Agent”) (as it may have been or may hereafter be supplemented, amended, restated or otherwise modified from time to time, the “Current Repurchase Agreement”. Any term defined in the Current Repurchase Agreement and used in this request shall have the meaning given to it in the Current Repurchase Agreement.
The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases as set forth below (the “Requested Purchases”) to be made on the following Purchase Date: ____________________, 20_____ (which must be a Business Day).

Previous Day Aggregate Outstanding Purchase Price
Purchase Price Advanced
Repurchase Price Paid
Aggregate Outstanding Purchase Price

After giving effect to the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Maximum Aggregate Commitment.
The Seller has recently delivered one or more Mortgage Loan Transmission Files. All Mortgage Loans listed in such Mortgage Loan Transmission Files and included in the foregoing calculations (such Mortgage Loans, the “Purchased Loans”), are Eligible Loans. For each of the

Purchased Loans the representations set forth in Section 15.3 and 15.4 of the Current Repurchase Agreement, are true and correct.
Pursuant to the terms of the Custody Agreement and acknowledging and agreeing that new value, as that term is used in the New York Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyers the Mortgage Loans listed on the Mortgage Loan Transmission Files. The Seller acknowledges that the Agent and the Buyers will rely on the truth of each statement in this Request/Confirmation and such Mortgage Loan Transmission Files in purchasing such Purchased Loans referred to herein.
The Purchase Prices for the Purchased Loans should be deposited in the Funding Account for payment as set forth on the instructions in the Mortgage Loan Transmission File or such other account as indicated by the Seller.
No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Agent to have been waived, and no Event of Default has occurred under the Repurchase Documents that the Agent has not declared in writing to have been cured or waived. There has been no material adverse change in any of the Central Elements in respect of the Seller and its Subsidiaries taken as a whole since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Agent and the Buyers.
All items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the Requested Purchases have been delivered in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission Files submitted to the Agent conform in all material respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.
The Seller hereby warrants and represents to the Buyers and the Agent that none of the Purchased Loans has been sold to any Person other than the Buyers, is pledged to any Person other than Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.
The undersigned officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request, are true and correct on the date of this request; and that the Seller qualifies for the Requested Purchases.

HOMEAMERICAN MORTGAGE CORP.

By:
Name:
Title:

Attached:
Mortgage Loan Transmission File

EXHIBIT B
TO Master Repurchase Agreement

OPINIONS REQUIRED FOR OPINION OF COUNSEL TO SELLER
1.    The Seller [and its affiliates] are each duly organized and validly existing as a corporation in good standing under the laws of the State of Colorado (their organization) and each has power and authority to enter into and perform its obligations under and to consummate the transactions contemplated by the Repurchase Agreement and the Custody Agreement and all other Repurchase Documents to which it is a party. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller and its Subsidiaries, considered as a whole.
2.    The Repurchase Agreement and the Custody Agreement and all other Repurchase Documents to which the Seller is a party have each been duly authorized, executed and delivered by the Seller, and each constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.
3.    No consent, approval, authorization or order of any Colorado state or federal court or government agency or body is required to be obtained by the Seller for the execution, delivery or performance of or the consummation of the transactions contemplated by the Repurchase Agreement or the Custody Agreement or any of the other Repurchase Documents.
4.    The execution, delivery or performance of and the consummation of any of the transactions contemplated by the Repurchase Agreement and the Custody Agreement and the other Repurchase Documents will not conflict with, result in a breach of, or constitute a default under the limited partnership agreement or any other organizational or governance document of the Seller or the terms of any indenture or other material agreement or instrument known to such counsel to which the Seller is party or bound, or any order known to such counsel to be applicable to the Seller or any Colorado laws, rules or regulations applicable to the Seller, of any Colorado state or federal court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller.
5.    There is no pending or, to such counsel’s actual knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Seller or relating to the Transactions contemplated by the Repurchase Agreement or the Custody Agreement or any of the other Repurchase Documents which, if adversely determined, would have a material adverse effect on the Seller.

B-1

EXHIBIT C
TO Master Repurchase Agreement

FORM OF FINANCIAL OFFICER’S CERTIFICATE

OFFICER’S CERTIFICATE
AGENT:    U.S. Bank National Association
SELLER:    HomeAmerican Mortgage Corporation
SUBJECT PERIOD:      ended     , 20___
DATE:     , 20___
This certificate is delivered to the Agent and the Buyers under the Second Amended and Restated Master Repurchase Agreement dated as of August [_], 2024 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Agent and the Buyers from time to time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.
The undersigned officer of the Seller certifies to the Agent that on the date of this certificate that:
1.    The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.
2.    The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP (except that interim i.e., other than annual Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim Financial Statements) present fairly the Seller’s financial condition and results of operations as of _________________ for that month (the “Subject Period”) and for the year to that date.
3.    The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:
(a)    except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;
(b)    no event has occurred which could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;

(c)    the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A;
(d)    no Event of Default has occurred that has not been declared by the Agent in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A; and
(e)    the HUD Compare Ratio and compliance by the Seller with the financial covenants in Sections 17.12, 17.13, 17.14 and 17.15 of the Current Repurchase Agreement are accurately calculated on the attached Annex A.

HOMEAMERICAN MORTGAGE CORPORATION

By:
Name:
Title:

ANNEX A TO OFFICER’S CERTIFICATE
1.    Describe deviations from compliance with obligations, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:
2.    Describe Defaults or Events of Default, if any — clause 3(d) of attached Officer’s Certificate — if none, so state:
3.    Provide the following calculations:
(a)    Section 17.12. The Seller’s Adjusted Tangible Net Worth as of __________ is $____________________ (the minimum under Section 17.12 is $21,000,000.)
Adjusted Tangible Net Worth

Consolidated Assets:	$ _________________
Minus Debt:	$ __________________
Minus Contingent Indebtedness:	$ __________________
Minus Intangible Assets (excluding Capitalized Servicing Rights):	$ __________________
Minus Receivables from Affiliates:	$ _________________
ADJUSTED TANGIBLE NET WORTH:	$ __________________
(b)    Section 17.13. The ratio of Seller’s Total Liabilities to Adjusted Tangible Net Worth of the Seller on a consolidated basis with its Subsidiaries, measured monthly is ___ to 1.0 (the maximum ratio under Section 17.13 is 10.00:1.00.)

Leverage Ratio

Total Liabilities (excluding Qualified Subordinated Debt):	$ ____________
Adjusted Tangible Net Worth:	$ ____________
LEVERAGE RATIO:	_____ To 1

(c)    Section 17.14. The Seller’s GAAP net income for the twelve (12) consecutive months ended ________, 20___ is $______(the minimum under Section 17.14 is $1.00.)
(d)    Section 17.15. The Seller’s liquidity (unrestricted cash, Cash Equivalents and unused portion of the Purchase Value of the Purchased Loans), as of __________________, 20___ was $_____________ (the minimum under Section 17.15 is $14,000,000).
Liquidity

Unencumbered cash and cash equivalents:	$ _______________
Plus Unused availability against Purchased Loans (Purchase Value – Purchase Price):	$ _______________
LIQUIDITY:	$ _______________

(e)    HUD Compare Ratio. The Seller’s HUD Compare Ratio, as of the month ended _____________, 20__, is ________ to 1.00.

    4. Describe and give details regarding (i) notices received by Seller requesting or demanding that Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Approved Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as provided pursuant to Section 16.5, and (ii) actual repurchase and indemnity payments made by Seller to any Person.

	9/30/2015	12/31/2015	3/31/2016	6/30/2016	9/30/2016

Loan Repurchase Requests
Reserve amount
Loan Repurchase Requests (net)

Reserve policy

Loan Repurchases
Reserve amount
Loan Repurchases (net)

Reserve policy

Loans Held for Investment
Reserve amount
Loans Held for Investment (net)

LHFI reserve policy

REO
Reserve amount
REO (net)

REO reserve policy

EXHIBIT D
TO Master Repurchase Agreement
List of Subsidiaries of the Seller as of the Effective Date
None.

D-1

EXHIBIT E
TO Master Repurchase Agreement
Form of Request for Increase

U.S. Bank National Association
9380 Excelsior Blvd, 3rd FL
Hopkins, MN 55343
Attention: Rodney Davis

    Re: Increase to Maximum Aggregate Commitment
Ladies and Gentlemen:
    Reference is made to that certain Second Amended and Restated Master Repurchase Agreement dated August [_], 2024 (as amended, restated or otherwise modified from time to time, the “Repurchase Agreement”), among the Seller, the Agent and the Buyers from time to time party thereto. Capitalized terms used herein shall have the meanings set forth in the Repurchase Agreement.
    This letter constitutes a request by the Seller to increase the Maximum Aggregate Commitment by the amount of $__________ [complete in increments of $5,000,000 from $25,000,000 up to a total increase of $150,000,000] on ________, 20__ [complete with date not less than 2 Business Days after the date of this letter]. Such increase shall be effective through and including ______, 20__ [not less than 30 days after commencement date, or if less than 30 days, the Termination Date] and such increase shall terminate after such date.

HOMEAMERICAN MORTGAGE CORPORATION

By: ___________________________
Title: _________________________

E-1

EXHIBIT F
TO Master Repurchase Agreement

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Master Repurchase Agreement identified below (as amended, the “Repurchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Repurchase Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Buyer under the Repurchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line Transactions included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Buyer) against any Person, whether known or unknown, arising under or in connection with the Repurchase Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including Purchased Loans, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the undivided ownership interest in Purchased Loans and the other rights and obligations sold and assigned pursuant to clause (i) above (the undivided ownership interest in Purchased Loans and all other rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:

    [and is a Buyer Affiliate of [identify Buyer]]
3.    Seller:    HomeAmerican Mortgage Corporation.

4.    Agent:    U.S. Bank National Association, as the agent and representative of the Buyers under the Repurchase Agreement.
5.    Repurchase Agreement: The Second Amended and Restated Master Repurchase Agreement dated as of August [_], 2024 among HomeAmerican Mortgage Corporation and its affiliates (collectively, the “Seller”), U.S. Bank National Association (“U.S. Bank”), as a buyer and as agent for the other buyers party thereto from time to time (the “Agent”) and such other buyers (collectively with U.S. Bank, the “Buyers”).
6.    Assigned Interest:

Aggregate Amount of Commitment/Transactions for all Buyers	Amount of Commitment/Transactions Assigned	Percentage Assigned of Commitment/Transactions
$	$	$

Effective Date: _______________ ____, 20____ [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:     _____________________________
Title:     _____________________________

ASSIGNEE

[NAME OF ASSIGNEE]

By:     _____________________________
Title:     _____________________________

[Consented to and] Accepted:

U.S. Bank National Association, as Agent

By:
Title:
[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Repurchase Agreement or any other Repurchase Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Repurchase Documents or any Transactions thereunder, (iii) the financial condition of the Seller, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Repurchase Documents or (iv) the performance or observance by the Seller, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Repurchase Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Buyer under the Repurchase Agreement, (ii) it satisfies the requirements, if any, specified in the Repurchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Buyer, (iii) from and after the Effective Date, it shall be bound by the provisions of the Repurchase Agreement as a Buyer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Buyer thereunder, (iv) it has received a copy of the Repurchase Agreement, together with copies of the most recent financial statements referred to in Section 15.2(f) thereof or delivered pursuant to Section 16.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the assignor or any other Buyer, and (v) if it is a Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Repurchase Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Documents, and (ii) it will perform in accordance with their terms all of the
Annex 1-1 to Ex F

obligations which by the terms of the Repurchase Documents are required to be performed by it as a Buyer.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of Repurchase Price, Price Differential, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1-2 to Ex F

SCHEDULE AI
TO Master Repurchase Agreement
APPROVED INVESTORS
AI-1

SCHEDULE BC
TO Master Repurchase Agreement

The Buyers’ Committed Sums
(in dollars)

Buyer	Except as provided in the below chart, Committed Sum for any period:
U.S. Bank National Association	$150,000,000
Maximum Aggregate Commitment	$150,000,000

BC-1

SCHEDULE BP
TO Master Repurchase Agreement

LIST OF BASIC PAPERS
The following are the Basic Papers for Purchased Loans:
(a)    the original Mortgage Note, bearing all intervening endorsements to negotiate it from the original payee named therein to the Seller and endorsed by the Seller as follows:
Pay To The Order Of
Without Recourse
______________________________

HOMEAMERICAN MORTGAGE CORPORATION
[signature]
[name, title]
Provided that in the case of eNotes, satisfaction of the eNote Delivery Requirements shall be substituted for the delivery of the original Mortgage Note.
(b)    the recorded original or a Certified Copy of the power of attorney for each maker of the Mortgage Note who (if any) did not personally execute the Mortgage Note and for whom the Mortgage Note was executed by an attorney-in-fact;
(c)    the recorded original or a Certified Copy of the Mortgage securing such Mortgage Note;
(d)    originals or Certified Copies of all intervening assignments (if any) reflecting a complete chain of assignment of such Mortgage from the original mortgagee to the Seller; provided that intervening assignments are not required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System; and
(e)    the signed original of a Mortgage Assignment assigning the Mortgage in blank in a form that is complete so as to be recordable in the jurisdiction where the Mortgaged Premises are located without the need for completion of any blanks or supplying of any other information; provided that no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System with U.S. Bank at Interim Funder.
BP-1

SCHEDULE DQ
TO MASTER Repurchase Agreement

DISQUALIFIERS
“Disqualifier” means any of the following events. After the occurrence of any Disqualifier, unless the Agent shall have waived it or declared it cured in writing, the Purchase Value of the affected Purchased Loan shall be deemed to be zero:
1.    Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan”.
2.    In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectibility of that Purchased Loan, considered either by itself or together with other Purchased Loans.
3.    Any Purchased Loan shall become In Default.
4.    Seven (7) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyers without all of the Wet Loan’s Basic Papers having been received by the Custodian.
5.    For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before ten (10) Business Days after it was so sent to the Seller.
6.    Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
7.    Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors or officers, unless all of the following are true: (a) such Mortgage Loan is a Single-family Loan secured by a first priority Lien on the related Mortgaged Premises or, in the case of a Second Mortgage Loan (USBHM), a second priority lien, (b) the owner-mortgagor occupies the Mortgaged Premises as a primary or secondary residence, and (c) such Mortgage Loan will not cause the Aggregate Outstanding Purchase Price of all Purchased Loans to such Affiliates, directors and officers to exceed $1,000,000 and (d) no more than 30 days have elapsed since the Purchase Date of such Mortgage Loan. The Agent, the Buyers and
DQ-1

Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
8.    Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Custodian or the Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.
9.    More than 60 days shall have elapsed since the Purchase Date of any Purchased Loan.
10.    Any Purchased Loan that is shipped to the Seller for correction of one or more Basic Documents when the Purchase Value of all Purchased Loans so shipped to the Seller exceeds Two Million Dollars ($2,000,000).
11.    Any Purchased Loan that is listed on a Custodian’s Exception Report; provided that the Custodian may, in its sole discretion, disregard this Disqualifier with respect to any Purchased Loan that has been listed on a Custodian’s Exception Report for 3 Business Days or less (for the avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).
12.    Three (3) Business Days shall have elapsed after the Purchase Date upon which any Purchased Loan has been sold to Buyers without such Purchased Loan being registered in the MERS System and the Agent being designated as “interim funder” of such Purchased Loan in the MERS System.
13.     With respect to any eNote, (i) such eNote fails to be a valid and enforceable Transferable Record, (ii) a defect occurs with respect to such eNote that would result in the Agent having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA) of the eNote, (iii) the eNote Delivery Requirements are not satisfied, or (iv) any Control Failure or Unauthorized Servicing Modification shall occur with respect to a Purchased Loan that is an eMortgage Loan.

DQ-2

SCHEDULE EL
TO Master Repurchase Agreement

ELIGIBLE LOANS
“Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans with original terms to stated maturities of thirty (30) years or less and that satisfy all applicable requirements of this Agreement for Conforming Mortgage Loans, and shall also mean Single-family Loans that are Jumbo Mortgage Loans, Super Jumbo Mortgage Loans, Second Mortgage Loans (USBHM), High LTV Mortgage Loans, and Mortgage Loans (USBHM) that otherwise meet all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first-priority Lien (or, solely in the case of Second Mortgage Loans (USBHM), a second-priority Lien) on its related Mortgaged Premises. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:
(1)    If the Mortgaged Premises securing it is a mobile home, manufactured housing, or cooperative housing unit.
(2)    That contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.
(3)    If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.
(4)    If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, or appointed officers, unless all of the following are true: (a) such Mortgage Loan is a Single-family Loan secured by a first priority Lien on the related Mortgaged Premises, (b) the owner-mortgagor occupies the Mortgaged Premises as a primary or secondary residence, and (c) such Mortgage Loan will not cause the Aggregate Outstanding Purchase Price of all Purchased Loans to such Affiliates, directors and officers to exceed $1,000,000 and (d) no more than 30 days have elapsed since the Purchase Date of such Mortgage Loan.
(5)    Whose related Mortgaged Premises are not covered by a Hazard Insurance Policy.

(6)    That is a construction, rehabilitation or commercial loan. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(7)    In the case of a Jumbo Mortgage Loan or Super Jumbo Mortgage Loan (other than a Mortgage Loan (USBHM)), (i) has a loan to value ratio greater than 90%, (ii) has a FICO score less than 680, (iii) is not fully documented as to income or asset values, (iv) is not eligible for purchase by two Approved Investors (or, in the case of Mortgage Loans sold to U.S. Bank Home Mortgage, one Approved Investor) approved for purchasing non-conforming mortgage loans as shown on Schedule AI, or (v) is not sold to an Approved Investor approved for purchasing non-conforming mortgage loans as shown on Schedule AI.
(8)    That was originated more than thirty (30) days before its Purchase Date.
(9)    That is In Default or ever was In Default.
(10)    That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyers amortizes over time.
(11)    In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.
(12)    That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (1) has been defined as “high cost”, “high risk”, “predatory”, “covered”, “threshold” or a similar term under any such applicable federal, state or local law, (2) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (3) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes any Buyer or the Agent to regulatory action or enforcement proceedings, penalties or other sanctions. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(13)    That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without such Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
(14)    That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person; provided, that a Purchased Loan shall not cease to be an Eligible Loan as a result of the return of such Purchased Loan by an Investor to which it was shipped by the Custodian.
(15)    That has a loan to value ratio greater than one hundred percent (100%), unless (i) such Mortgage Loan is a qualifying FHA Loan a qualifying VA Loan or a High LTV Mortgage Loan, or (ii) such Mortgage Loan is committed to be sold, and is sold, to USBHM under an Investor Commitment and under a product guideline or program that is acceptable to USBHM.
(16)    Unless all of the Seller’s right, title and interest in and to the Purchased Loan is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Buyers subject to no other liens, security interests, charges or encumbrances other than such Seller’s right to repurchase the Purchased Loan hereunder.
(17)    Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 15.3 and Section 15.4 are true and correct with respect to such Purchased Loan at all times on and after the related Purchase Date.
(18)    That is not covered by an Investor Commitment.
(19)    If, for FHA Loans, the Seller as an entity shall for any reason lose its status as an approved originator and servicer of FHA Loans.
(20)    If such Mortgage Loan is an eMortgage Loan that is not committed for sale to one or more Approved eNote Investors.
(21)    (23)     In the case of any eMortgage Loans, (i) if the Seller has any other mortgage warehousing facility, mortgage repurchase facility, or off-balance sheet indebtedness under another arrangement to finance residential mortgage loans, unless the Seller, Agent and the Required Buyers shall have executed an intercreditor agreement, in form and substance satisfactory to the Agent, with the providers of such other facility ensuring the Agent has a first priority Lien in such eMortgage Loan, and (ii) unless the Agent has completed operational testing with respect thereto in form and substance acceptable to the Agent..

SCHEDULE 1.2
TO Master Repurchase Agreement
Account Numbers
        Funding Account            1047-5621-5323
        Operating Account            1602-3449-3890
        Repurchase Settlement Account    1902-7205-9634
Sch 1.2-1

SCHEDULE 15.2(F)
TO Master Repurchase Agreement

CONTINGENT LIABILITIES
None.
Sch 15.2(f)-1

SCHEDULE 15.2(G)
TO Master Repurchase Agreement

PENDING LITIGATION
None.

Sch 15.2(g)-1

SCHEDULE 15.2(n)
TO MASTER REPURCHASE AGREEMENT

EXISTING LIENS
None.
15.2(n)-1

Schedule 15.3
To Master Repurchase Agreement

SPECIAL REPRESENTATIONS RELATING TO PURCHASED LOANS
As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties:
(a)    The information with respect to each Purchased Loan set forth in the related Mortgage Loan Transmission File is true and correct as of the date specified in all material respects.
(b)    The Seller is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), free and clear of all Liens other than Permitted Encumbrances, of all Mortgage Loans to be sold to the Buyers by the Seller pursuant to this Agreement and has full right to sell such Mortgage Loans to the Buyers.
(c)    All Purchased Loans, including Wet Loans, have been duly authorized and validly created.
(d)    Each of the Purchased Loans sold to the Buyers by the Seller complies with all of the requirements of this Agreement and the Custody Agreement and is genuine and what it purports to be.
(e)    All information concerning each item or grouping of Purchased Loans listed in any Mortgage Loan Transmission File sent to the Agent or the Custodian was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Mortgage Loan Transmission File.
(f)    The Seller has complied and will continue to comply in all material respects with all Legal Requirements relating to each Purchased Loan.
(g)    Each Mortgage Note and Mortgage related to a Purchased Loan, including Wet Loans, has been duly (i) endorsed or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank (assignment of the Mortgage in blank is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns) and delivered (or in the case of Wet Loans
Sch 15.3 - 1

are in the process of being delivered) to the Custodian. For each eMortgage Loan, the related eNote is a Transferable Record and contains the Agency-Required eNote Legend.
(h)    With respect to Mortgage Loans other than eMortgage Loans, all Basic Papers for each Purchased Loan (except Wet Loans) will be transmitted to the Custodian with the Mortgage Loan Transmission File with which it is submitted for purchase.
(i)    Each assignment to the Agent of the Lien securing any Purchased Loan will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).
(j)    The Seller has and will continue to have the full right, power and authority to sell the Purchased Loans to the Buyers, and the Purchased Loans sold and to be sold to the Buyers by the Seller under this Agreement or pursuant to it may, subject to the terms of this Agreement, be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of the Purchased Loans.
(k)    The Seller will maintain the Lien on the real estate described in, or referred to as covered by, each Purchased Loan as a Lien having the priority represented by the Seller to the Agent or the Custodian, subject only to the Permitted Encumbrances, until that Purchased Loan shall have been repurchased by the Seller.
(l)    Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans that are for sale to prudent investors in the secondary market in which investors invest in Mortgage Loans such as the Purchased Loan insuring the Seller, its successors and assigns, as to the first priority (or, in the case of a second lien Loan, second priority) of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan. The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Agent of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Agent as and when such Purchased Loan is sold to the Buyers. No claims have been made under such policy and no prior holder of the Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.
(m)    The Mortgaged Premises securing each Purchased Loan are capable of being lawfully occupied under applicable Laws, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of
Sch 15.3 - 2

occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority.
(n)    The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.
(o)    Each Purchased Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.
(p)    No Purchased Loan is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature.
(q)    All interest rate adjustments, if any, in respect of each Purchased Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.
(r)    No Customer in respect of any Purchased Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003.
(s)    The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to have a material adverse effect on the Buyers or the Agent.
(t)    No Purchased Loan is subject to a bankruptcy plan.
(u)    Each Purchased Loan is eligible to be a “qualified mortgage” within the meaning of §860G(a)(3) of the Internal Revenue Code.
(v)    All Purchased Loans and all related papers included in the Purchased Loans:
1    were originated by the Seller, a duly licensed mortgage lender in the ordinary course of its business;
2    have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the
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federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Purchased Loans is not affected by their sale to the Buyers;
3    are the legal, valid and binding obligations of the respective Customers who entered into them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;
4    have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Custodian;
5    have fair market values equal to or greater than the Purchase Price respectively attributed or allocated to them under this Agreement on the Purchase Date;
6    comply and will continue to comply with the terms of this Agreement and the Custody Agreement;
7    were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyers pursuant to this Agreement, or (ii) render the Purchased Loans unenforceable;
8    are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing each Purchased Loan has not been partially or completely released from the Lien of such Purchased Loan;
9    evidence and are each secured by a valid first or second Lien in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances;
10    are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective
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under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Seller represents it has to the Agent and (ii) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Purchased Loan, and all parties to each such Purchased Loan had full legal capacity to execute it;
11    are secured by Single-family residential property;
12    are the subject of a Current Appraisal that complies with all applicable requirements of FIRREA of which the Seller has possession and which the Seller will make available to the Custodian on request, and the Seller has in its possession and will make available to the Custodian on request evidence of appraised value and how it was determined; or, if any Purchased Loan is not the subject of such a Current Appraisal, (i) the Seller has received a Property Inspection Waiver finding from the applicable FNMA/FHLMC/FHA/VA automated underwriting program with respect to such Purchased Loan or (ii) such Purchased Loan is exempt from appraisal delivery requirements under FNMA/FHLMC/FHA/VA underwriting guidelines (e.g., eligible FHA streamlined refinance) and such Purchased Loan is eligible for purchase by an Approved Investor without a Current Appraisal;
13    are not subject to the Home Ownership and Equity Protection Act of 1994;
(w)    As to each Purchased Loan and its Loan Papers:
1    the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the Purchased Loan of the benefits of the security intended to be provided by it;
2    there is only one original executed Mortgage Note, and, except in the case of Wet Loans, that original has been delivered to the Custodian;
3    none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers, unless all of the following are true: (a) such Mortgage Loan is a Single-family Loan secured by a first priority Lien on the related Mortgaged Premises, (b) the owner-mortgagor occupies the Mortgaged Premises as a primary or secondary residence, and (c) such Mortgage Loan will not cause the Aggregate Outstanding Purchase Price of all Purchased Loans to such Affiliates, directors and officers to exceed $1,000,000 and (d) no more than 30 days have elapsed since the Purchase Date of such Mortgage Loan.
4    does not contain any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather
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than amortizing, whether or not such Purchased Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent and the Custodian may rely on the Seller’s representation and warranty that any Purchased Loan amortizes over time.
(x)    Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Agent, and the description of the Mortgaged Premises in each Mortgage is legally adequate and each Purchased Loan has been fully advanced in its face amount.
(y)    No default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing in respect of any Purchased Loan except as to which the Seller has given notice to the Agent (by reporting Purchased Loans that are delinquent Mortgage Loans), and if any such default or event has occurred, it has not continued for more than thirty (30) days, reckoned and counted from the most recent month end, and the Seller will promptly notify the Agent of any such Purchased Loan that is in default for a longer period of time.
(z)    The Mortgaged Premises in each Mortgage is insured by a fire and extended perils insurance policy and such other hazards as are customary in the area where the Mortgaged Property is located or customary under Seller’s servicing procedures and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less. If the Mortgaged Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgage clause naming the originator and
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its successors and assigns (including subsequent owners of the Mortgage Loan), as mortgagee
(aa)    Each Purchased Loan is covered by an Investor Commitment.
(bb)    With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:
1    the eNote bears a digital signature or Electronic Signature;
2    the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;
3    there is a single Authoritative Copy of the eNote, within the meaning of Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;
4    the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
5    the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Agent;
6    the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;
7    the Servicing Agent status of the eNote on the MERS eRegistry is blank until being changed to Servicer in connection with a Transfer of Control to an Approved eNote Investor;
8    there is no Control Failure or Unauthorized Servicing Modification with respect to such eNote;
9    the eNote is a valid and enforceable Transferable Record;
10    there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and
11    the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote..
* * * * * * * *
    As used in this Schedule 15.3, the following terms have the following meanings:
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“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency, and who is recognized and experienced in estimating the value of property of that same type in the community where it is located, and who, unless approved by the Agent on a case-by-case basis, is not a member, manager, director, officer or employee of the Seller or any Affiliate of the Seller, or related as a parent, sibling, child or first cousin to any of the Seller’s or any such Affiliate’s respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.
“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of Single-family residential real property securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located that is reasonably acceptable to the Agent and that is not an Affiliate of the Seller or a director, member, manager, officer or employee of the Seller or any of its Affiliates, selected reasonably and in good faith by the Seller.
“Current Appraisal” means an Appraisal dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.
(a)    “Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

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SCHEDULE 23
TO MASTER REPURCHASE AGREEMENT
BUYERS’ ADDRESSES FOR NOTICE

(U.S. Bank’s address appears in Article 23.)